Exhibit 10.5

EXECUTION COPY

Published CUSIP Number: 41154LAA9

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 12, 2007

among

HARBOR POINT LIMITED,

HARBOR POINT RE LIMITED

and

HARBOR POINT U.S. HOLDINGS, INC.,

as the Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Fronting Bank

and

L/C Administrator,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Fronting Bank,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

THE BANK OF NEW YORK,

CITIBANK, N.A.,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

ING BANK N.V., LONDON BRANCH

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents and

THE OTHER LENDERS PARTY HERETO

BANC OF AMERICA SECURITIES LLC

and

DEUTSCHE BANK SECURITIES INC.

as

Joint Lead Arrangers and Joint Book Managers

i

(con’t)

(con’t)

(con’t)

SCHEDULES

1.01	Regulatory Matters
1.02	Existing Letters of Credit
1.03	Borrowing Base Calculation
2.01	Commitments and Applicable Percentages
5.11	Subsidiaries; Other Equity Investments
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B-1	Fronted Letter of Credit
B-2	Several Letter of Credit
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Intentionally Omitted
G	Request for Issue
H	Designated Borrower Request and Assumption Agreement
I	Designated Borrower Notice
J	Security Agreement
K	Borrowing Base Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 12, 2007, among HARBOR POINT LIMITED, a Bermuda company (the “Parent”), HARBOR POINT RE LIMITED, a Bermuda company (“Harbor Point Re”), Harbor Point U.S. Holdings, Inc., a Delaware corporation (“Harbor Point U.S. Holdings”), certain Subsidiaries of the Parent party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Parent, Harbor Point Re and Harbor Point U.S. Holdings, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), DEUTSCHE BANK AG NEW YORK BRANCH, as Fronting Bank and BANK OF AMERICA, N.A., as Administrative Agent, Fronting Bank and L/C Administrator.

The Parent and Harbor Point Re, as borrowers, Deutsche Bank AG New York Branch, as fronting bank, Bank of America, N.A., as fronting bank, l/c administrator and administrative agent and certain financial institutions entered into that certain Credit Agreement dated as of March 24, 2006 (as amended to the date hereof, the “Existing Agreement”).

The parties have agreed to amend and restate the Existing Agreement on the terms and conditions set forth herein it being the intention of the Parent, Harbor Point Re, the Lenders, each Fronting Bank and the L/C Administrator that this Amended and Restated Credit Agreement and the Loan Documents executed in connection herewith shall not effect the novation of the obligations of the Parent and Harbor Point Re under the Existing Agreement but be merely a restatement and, where applicable, an amendment of and substitution for the terms governing such obligations hereafter.

The parties further agree that the letters of credit listed on Schedule 1.02 which are outstanding immediately prior to the Amendment Effective Date pursuant to the Existing Agreement (the “Existing Letters of Credit”) will continue to be outstanding Letters of Credit under this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Bank” means any “bank” within the meaning of Section 9-102(a)(8) of the UCC at which any deposit account constituting a Collateral Account is held, which shall be (a) located in the United States and (b) reasonably acceptable to the Administrative Agent.

“Adjusted Fair Market Value” means with respect to any Eligible Collateral, an amount equal to the product of the Fair Market Value of such Eligible Collateral and the applicable percentage with respect to such Eligible Collateral as set forth on Schedule 1.03.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the letter agreement dated April 27, 2007 among the Parent, Harbor Point Re, Banc of America Securities LLC and Bank of America.

“Agency Securities” means each of (a) single-class mortgage participation certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities); (b) single-class mortgage pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages, collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities); and (c) single-class fully modified pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement.

“Alternative Currency” means each of Canadian Dollars, Euro and Sterling.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Applicable Issuing Party at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency LC Sublimit” means $50,000,000.

“Amendment Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Applicable Issuing Party” means (a) in the case of Fronted Letters of Credit, the Fronting Bank who issued such Fronted Letter of Credit and (b) in the case of Several Letters of Credit, the L/C Administrator.

“Applicable Percentage” means with respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment or, if the Commitment of each Lender to make Loans and the obligation of the Fronting Banks and the Lenders to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, the percentage (carried out to the ninth decimal place) of the Total Outstanding Amount of all Lenders represented by such Lender’s Total Outstanding Amount. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Financial Strength Rating of Harbor Point Re as set forth below:

Applicable Rate

Financial Strength Rating of Harbor Point Re	Commitment Fee	Eurodollar Loan Margin/Letter of Credit Fee (other than for Secured Letters of Credit)	Utilization Fee	Secured Letter of Credit Fee
A+ or above	.065%	.275%	.050%	.225%
A	.075%	.350%	.050%	.225%
A-	.100%	.450%	.050%	.225%
Below A- or no rating	.125%	.700%	.100%	.225%

“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Applicable Issuing Party, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Banc of America Securities LLC and Deutsche Bank Securities Inc., in its capacity as joint lead arranger and joint book manager.

“Arranger Fee Letter” means the letter agreement dated April 27, 2007 among the Parent, Harbor Point Re, Bank of America, DBNY and each Arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means the period from and including the Amendment Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at the Base Rate.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” means with respect to any Investment Entity on any date of determination, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Collateral of such Investment Entity.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit K with such changes therein as the Administrative Agent may reasonably request from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and (a) if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market and (b) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars in respect of a Letter of Credit denominated in a currency other than Dollars, or any other dealings in any currency other than Dollars to be carried out pursuant to this Agreement in respect of any such Letter of Credit, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Business Plan” means the business plan filed with the Bermuda Monetary Authority delivered to the Administrative Agent.

“Canadian Dollar” and “C$” means lawful money of Canada.

“Cash” means (i) Dollars held in a Collateral Account and (ii) any overnight or other investment money market funds of the Financial Institution (or an Affiliate of such Financial Institution) at which a Collateral Account is held.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means at any time:

(a) commercial paper, maturing not more than one year from the date of determination, which is issued by

(i) an entity (except an Affiliate of the Borrowers) that is organized under the laws of the United States and is rated at least A-1 by S&P or P-1 by Moody’s or the equivalent rating from another nationally recognized agency, or

(ii) any Lender (or its holding company); and

(b) time deposits, certificates of deposit or money market deposits, maturing not more than two years after the date of determination, which are issued by a financial institution which is rated at least AA- by S&P or Aa3 by Moody’s (whether or not a Lender).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 50% prior to a Listing and 35% after a Listing or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) without regard to the voting limitations set forth in the Organization Documents of the Parent;

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the Parent fails to own, directly or indirectly, free and clear of all Liens, 100% of the Equity Interests of Harbor Point Re, Harbor Point U.S. Holdings and each Designated Borrower.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, with respect to any Investment Entity, all property and assets with respect to which a security interest is purported to be granted in favor of the Administrative Agent pursuant to a Security Agreement executed by such Investment Entity.

“Collateral Account” means, with respect to any Investment Entity, any account at a Financial Institution as to which such Financial Institution, such Investment Entity and the Administrative Agent have entered into a Control Agreement.

“Commitment” means with respect to each Lender, the amount set forth on Schedule 2.01 hereto, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as the amount of such Lender’s commitment to make Loans to the Borrowers and to issue and participate in the issuance, extension and renewal of Letters of Credit for the account of a Borrower, as the same may be adjusted from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Debt” means the consolidated Indebtedness of the Parent and its Subsidiaries. For purposes of calculating consolidated Indebtedness (i) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date, (ii) the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date, (iii) the amount of any Indebtedness described in clause (e) of the definition of Indebtedness shall be the lesser of the fair market value of such assets at such date of determination (determined in good faith by the Parent) and the amount of such Indebtedness, (iv) Indebtedness under clause (b) of the definition thereof shall be included only to the extent that payments have been made or draws have been honored under such instruments but not reimbursed, and (v) Indebtedness shall not include any payment of obligations arising under a repurchase, securities loan or similar agreement, except for the excess of the payment of obligations for which such Person is liable under such agreement over the value of the collateral securing such payment obligations.

“Consolidated Net Income” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the net income of the Parent and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period calculated in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any Investment Entity, an agreement between such Investment Entity, the applicable Financial Institution and the Administrative Agent with respect to any deposit or securities account of such Investment Entity in which a security interest is purported to be granted to the Administrative Agent pursuant to a Security Agreement in form and substance reasonably acceptable to the Administrative Agent.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“DBNY” means Deutsche Bank AG New York Branch and its successors.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt to Capital Ratio” means the ratio, expressed as a percentage, of (a) Consolidated Debt to (b) Shareholders’ Equity plus Consolidated Debt.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, or Several Letters of Credit or participations in Unreimbursed Amounts required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Drawing Request” has the meaning specified in Section 2.03(c)(i).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender that is primarily engaged in the business of commercial banking; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Parent (each such approval of the Administrative Agent and the Parent not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (x) each Fronting Bank must approve any proposed assignee who is not a Lender, (y) “Eligible Assignee” shall not include the Parent or any of the Parent’s Affiliates or Subsidiaries and (z) the Parent must approve any proposed assignee that is not an NAIC Approved Bank.

“Eligible Collateral” means Cash, Cash Equivalents, Agency Securities, Government Securities and Municipal Securities which (a) are denominated in Dollars, (b) except in the case of Cash and Cash Equivalents, have the required rating and/or maximum tenor as set forth on Schedule 1.03, (c) are capable of being marked to market on a daily basis, and (d) are held in a Collateral Account.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Administrative Agent, such Lender, such Fronting Bank or such other recipient is organized or in which its principal office is located or in which it otherwise does business or, in the case of any Lender, in which its applicable Lending Office is located or in which it otherwise does business, (b) any branch profits Taxes imposed by any jurisdiction in which such Borrower is organized or in which its principal office is located, (c) Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and the Administrative Agent, such Lender, such Fronting Bank or such other recipient, other than a connection arising from such Person having entered into this Agreement or any other Loan Document or performed any obligations, received any payments or enforced or exercised any rights, or pursued any remedies, hereunder or thereunder; and (d) in the case of the Administrative Agent, such Lender, such Fronting Bank or such other recipient other than an assignee pursuant to a request by the Parent under Section 3.06(c) or 11.13, any withholding tax that is attributable to such Agent’s, such Lender’s, such Fronting Bank’s or such other recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Agreement” has the meaning specified in the recitals.

“Existing Letters of Credit” has the meaning specified in the recitals.

“Fair Market Value” means (a) with respect to any Government Securities or other publicly-traded security (other than those set forth in clause (b)) the closing price for such security on Bloomberg, Inc. or, if Bloomberg, Inc. is not available, another nationally recognized quotation service reasonably acceptable to the Administrative Agent, (b) with respect to Cash and Cash Equivalents, the amounts thereof, and (c) with respect to any Eligible Collateral (other than those set forth in clauses (a), and (b)), the price for such Eligible Collateral on the date of calculation obtained from a nationally recognized source approved by the Administrative Agent or the most recent bid quotation from such approved source (or, if no nationally recognized source exists as to such Eligible Collateral, any other source specified by the Parent to which the Administrative Agent does not reasonably object).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal

Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the Arranger Fee Letter and the Agency Fee Letter.

“Financial Institution” means the Securities Intermediary or Account Bank, as applicable, with respect to any Collateral Account.

“Financial Strength Rating” means with respect to any Material Insurance Subsidiary, the financial strength rating of such Material Insurance Subsidiary as determined by A.M. Best Company, Inc.

“Foreign Benefit Plan” means any employee benefit plan, pension plan or welfare plan not subject to ERISA which is maintained or contributed to for the benefit of the employees of a Borrower or its Subsidiaries which, under applicable law, (a) is required to be funded through a trust or similar funding vehicle or (b) creates or could result in a Lien on any property of such Borrower or any of its Subsidiaries.

“Foreign Obligor” means each Borrower that is not organized under the laws of the United States or a state thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronted Letter of Credit” means a Letter of Credit issued by a Fronting Bank in which the Lenders purchase a risk participation pursuant to Section 2.01(c) which shall be substantially in the form of Exhibit B-1 or in such other form as may be agreed by the applicable L/C Applicant (or, in the case of a Letter of Credit issued for the account of an Investment Entity or an Insurance Subsidiary, by Harbor Point Re) and the Fronting Banks, provided that the Fronting Banks will agree to reasonable changes to such form, necessary to satisfy any then applicable requirement of the applicable insurance regulators and/or of any rating agency.

“Fronting Bank” means (a) in the case of Fronted Letters of Credit, each of Bank of America and DBNY or any successor fronting bank and (b) in the case of Several Letters of Credit, Bank of America or any successor fronting bank in its capacity as a fronting bank on behalf of each Participating Bank.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Securities” means Indebtedness which is freely transferable and traded in established and recognized markets issued by the U.S. Treasury Department or U.S. Governmental Authority which is backed by the full faith and credit of the United States.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that (i) obligations of any Insurance Subsidiary under Primary Policies, Reinsurance Agreements and Retrocession Agreements (including security posted to secure obligations thereunder), (ii) a Borrower’s obligation to guarantee payment of any real property lease for office premises entered into by a direct or indirect Subsidiary of a Borrower in the ordinary course of business and (iii) obligations of a Borrower arising in the ordinary course of business pursuant to letters to certain insurers, reinsurers and insurance brokers to contribute or cause to be contributed sufficient capital surplus to any direct or indirect Subsidiary of a Borrower in the event that such Subsidiary is unable or unwilling in whole or in part for financial reasons to make payment of any of its claims, losses or expenses pursuant to Primary Policies on or Reinsurance Agreements issued to clients of the addressees of such letters shall not be deemed to be Guarantees of such Person for the purposes of this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith, provided that the amount of any Guarantee described in clause (b) of the immediately preceding sentence shall be the lesser of (x) the fair market value of such assets at such date of determination (determined in good faith by the Parent) and (y) the amount of such Indebtedness or other obligation of such other Person. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Borrowers” means each Borrower (including each Designated Borrower) other than the Parent.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Harbor Point Re” has the meaning specified in the introductory paragraph.

“Harbor Point U.S. Holdings” has the meaning specified in the introductory paragraph.

“Hazardous Materials” means all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law including all explosive or radioactive substances or wastes.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“HPRe US” means Harbor Point Reinsurance U.S., Inc.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under bankers’ acceptances, bank guaranties, surety bonds and similar instruments and all obligations of such Person in respect of letters of credit;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly made non-recourse to such Person. Indebtedness shall not include (i) obligations arising from the honoring of a check, draft or similar instrument against insufficient funds provided such obligation is extinguished within three Business Days of its incurrence or (ii) obligations of any Insurance Subsidiary under any Primary Policy, Reinsurance Agreement or Retrocession Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insurance Subsidiary” means each of Harbor Point Re and any other Subsidiary which is licensed by any Governmental Authority to engage in the insurance and/or reinsurance business.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months or, if available to all Lenders, such longer or shorter period thereafter, as selected by a Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment Entity” means New Point Re Limited and any other insurance or reinsurance entity in which Parent has a direct or indirect investment (other than Subsidiaries).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry date of, or to increase the stated amount of, such Letter of Credit; and the terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Applicable Issuing Party and (x) in the case of Letters of Credit issued for its own account, the applicable Borrower, (y) in the case of Letters of Credit issued for the account of an Insurance Subsidiary, Harbor Point Re, or (z) in the case of Secured Letters of Credit, Harbor Point Re and the Investment Entity for whose account such Secured Letter of Credit is issued, or in favor of the Applicable Issuing Party relating to any such Letter of Credit.

“Key Managers” means John Berger and Wayne Paglieri.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Administrator” means Bank of America’s Letter of Credit Operations located at One Fleet Way, Scranton, PA 18507, as letter of credit administrator for the Lenders, together with any replacement L/C Administrator arising under Section 9.09.

“L/C Advance” means, with respect to each Lender, in connection with any Letter of Credit, the amount funded by such Lender in accordance with Section 2.03(c)(iv).

“L/C Advance Date” has the meaning specified in Section 2.03(c)(ii).

“L/C Applicant” means (a) a Borrower with respect to Letters of Credit issued for its account, (b) in the case of a Letter of Credit requested for the account of an Insurance Subsidiary, Harbor Point Re, and (c) in the case of a Secured Letter of Credit, Harbor Point Re and the Investment Entity for whose account such Secured Letter of Credit is to be issued.

“L/C Credit Extension” means, without duplication with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) with respect to any Fronted Letter of Credit, the Fronting Bank who has issued such Letter of Credit and (b) with respect to a Several Letter of Credit, each Lender other than a Participating Bank.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit that is subject to the rules of the ISP has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. For purposes of determining the L/C Obligations held by any Lender, a Lender shall be deemed to hold an amount equal to the sum of (a) the aggregate amount of each Lender’s direct obligation, in all outstanding Several Letters of Credit (or, if a Participating Bank, its risk participation in Several Letters of Credit), (b) its risk participation in all outstanding Fronted Letters of Credit, and (c) its L/C Advances. The L/C Obligation of any L/C Applicant shall be the aggregate amount available to be drawn under all outstanding Letters of Credit issued for the account of such L/C Applicant plus the aggregate of all Unreimbursed Amounts owed by such L/C Applicant.

“Lender” has the meaning specified in the introductory paragraph hereto together with, in each case, any Affiliate of any such Lender through which such Lender elects, by written notice to the Administrative Agent and the Borrowers, to make any Loans available to any Borrower other than a Borrower located in the United States or Bermuda, provided that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to this Agreement, the Lender making such election shall be deemed the “Person”, rather than such Affiliate, entitled to vote or consent.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent and the Administrative Agent.

“Letter of Credit” means (a) the Existing Letters of Credit, (b) any standby letter of credit issued hereunder (i) for the account of any Borrower, (ii) at the request of Harbor Point Re, for the account of an Insurance Subsidiary, or (iii) at the request of Harbor Point Re for the account of any Investment Entity, in each case to support obligations relating to insurance or reinsurance liabilities or for general corporate purposes. Letters of Credit may be issued in Dollars or in an Alternative Currency and shall be in a form which complies with the applicable insurance regulatory requirements.

“Letter of Credit Application” means each request for Issue of a Letter of Credit substantially in the form of Exhibit G or any other application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Applicable Issuing Party.

“Letter of Credit Expiration Date” means the date which is one year after the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Listing” means the listing of any Equity Interests of the Parent on any stock exchange.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Security Agreement, each Control Agreement, each Designated Borrower Request and Assumption Agreement and the Fee Letters.

“Loan Notice” means a notice given pursuant to Section 2.02(a) of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Sublimit” means, the amount requested by the Parent from time to time provided, that at no time, shall the Loan Sublimit be an amount in excess of 50% of the Aggregate Commitments at such time. The Loan Sublimit on the Amendment Effective Date is $250,000,000. The Parent may request an increase of the Loan Sublimit in connection with any increase of the Aggregate Commitments pursuant to Section 2.13 and may, upon written notice to the Administrative Agent request that the Loan Sublimit be decreased at any time. The Administrative Agent will advise the Lenders of any change in the Loan Sublimit. The Loan Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of a Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against a Borrower of any Loan Document to which it is a party.

“Material Insurance Subsidiary” means Harbor Point Re and each other Insurance Subsidiary whose consolidated assets or revenues exceed 5% of the consolidated assets or revenues of the Parent and its Subsidiaries for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b).

“Material Party” means each Borrower, each Material Insurance Subsidiary and each other Subsidiary whose consolidated assets or revenues exceed 5% of the consolidated assets or revenues of the Parent and its Subsidiaries for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b).

“Maturity Date” means June 12, 2012.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Municipal Securities” means publicly traded debt securities issued by any state or municipality or subdivision or instrumentality thereunder located in the United States.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC Approved Bank” means any bank listed on the most current list of banks approved by the Securities Valuation Office of the NAIC and acting through the branch so listed.

“Non-US Person” has the meaning specified in Section 3.01(e).

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” has the meaning specified in the introductory paragraph.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Bank” means, from time to time, with respect to any Several Letter of Credit, a Lender that is unable due to regulatory restrictions or other legal impediments to Issue such Several Letter of Credit because of its relationship to the beneficiary and/or a Lender that is not, or that loses its status as, an NAIC Approved Bank.

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning specified in Section 11.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or any ERISA Affiliate or to which a Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Primary Policies” means any insurance policies issued by an Insurance Subsidiary.

“Process Agent” has the meaning specified in Section 11.14(d).

“Projections” means the projections included in the Confidential Information Memorandum dated May, 2007.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” (a) prior to a Listing, means Deloitte & Touche or another accounting firm of nationally recognized standing and (b) after a Listing, has the meaning specified in the Securities Laws and shall be independent of the Parent as prescribed by the Securities Laws.

“Regulatory Matters” means the regulatory matters and investigations described in Schedule 1.01.

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement whereby the Parent or any of its Insurance Subsidiaries agrees to assume from or reinsure an insurer or reinsurer for all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or under a reinsurance agreement assumed by such reinsurer.

“Reinstatement Premiums” means premiums charged to insureds to reinstate or continue coverage under a Reinsurance Agreement after a loss.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the Fronting Banks and the Lenders to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstanding Amount (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided, that the Commitment of, and the portion of the Total Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means with respect to any Person, the chief executive officer, president, chief financial officer, chief accounting officer or treasurer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Parent’s stockholders, partners or members (or the equivalent Person thereof).

“Retrocession Agreements” means any agreement, treaty, certificate or other arrangement whereby any Insurance Subsidiary transfers, cedes or retrocedes to another insurer or reinsurer all or part of such Insurance Subsidiary’s liability under a policy or policies of insurance issued by such Insurance Subsidiary or under a Reinsurance Agreement assumed by such Insurance Subsidiary.

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the Applicable Issuing Party under any Letter of Credit denominated in an Alternative Currency, (d) the Letter of Credit Expiration Date, (e) with respect to the Existing Letters of Credit, the Amendment Effective Date and (f) such additional dates as the Administrative Agent, a Fronting Bank, the L/C Administrator or a Borrower shall determine or the Required Lenders shall require.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, same day funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Applicable Issuing Party, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Letter of Credit” means a Letter of Credit issued at the request of Harbor Point Re for the account of an Investment Entity.

“Secured Letter of Credit Sublimit” means $50,000,000. The Secured Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Securities Intermediary” means any “securities intermediary” within the meaning of Section 8.102(a)(14) of the UCC at which any securities account constituting a Collateral Account is held, which shall be (a) located in the United States and (b) reasonably acceptable to the Administrative Agent.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit J with such changes therein as may be agreed to by the Administrative Agent and the Investment Entity which may be entered into from time to time between the Administrative Agent and an Investment Entity.

“Several Letter of Credit” means a Letter of Credit issued severally by or on behalf of the Lenders pursuant to which the Lenders (or in the case of any Participating Bank, a Fronting Bank on its behalf) are severally liable to the beneficiary which shall be substantially in the form of

Exhibit B-2 or in such other form as may be agreed by the applicable L/C Applicant and the L/C Administrator; provided that the L/C Administrator will agree to reasonable changes to such form, necessary to satisfy any then applicable requirement of the applicable insurance regulators and/or of any rating agency.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.

“Spot Rate” for a currency means the rate determined by the Administrative Agent, to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $35,000,000.

“Total Outstanding Amount” means the sum of (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; plus (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by L/C Applicants of Unreimbursed Amounts. The Total Outstanding Amount of any Lender on any date means the sum of (x) the aggregate outstanding principal amount of Loans owed to such Lender plus (y) the Dollar Equivalent amount of L/C Obligations of such Lender on such date, in each case after giving effect to any Credit Extensions and/or prepayments or repayments of Credit Extensions on such date.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UCP” means the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(ii).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Article and section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and any portion of the Total Outstanding Amount denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.05 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Dollar Equivalent of the stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Commitments. On and subject to the terms and conditions set forth herein, (a) each Lender severally agrees to make loans (each such Loan, a “Loan”) to the Parent, Harbor Point Re, Harbor Point U.S. Holdings and, upon receipt of all required consents under Section 2.14, each Designated Borrower, in Dollars from time to time, on any Business Day during the Availability Period in such Lender’s Applicable Percentage of such aggregate amounts as the Parent may from time to time request in an amount not to exceed the Loan Sublimit, (b) each Lender that is not a Participating Bank severally agrees to issue, extend and renew in such Lender’s Applicable Percentage, Several Letters of Credit at the request of and for the account of the Parent, Harbor Point Re (or at the request of Harbor Point Re for the account of an Insurance Subsidiary), Harbor Point U.S. Holdings, each Designated Borrower or, subject to satisfaction of the provisions of Section 4.02(f), Harbor Point Re and such Investment Entity (on a joint and several basis), from time to time during the Availability Period and the Fronting Bank hereby agrees that it shall be severally (and not jointly) liable for an amount equal to its Applicable Percentage plus each Participating Bank’s Applicable Percentage and each Participating Bank hereby agrees to purchase a risk participation in the obligations of the Fronting Bank under any such Several Letter of Credit in an amount equal to such Participating Bank’s Applicable Percentage, and (c) each Fronting Bank agrees to issue, extend and renew Fronted Letters of Credit for the account of the Parent, Harbor Point Re (or at the request of Harbor Point Re for the account of an Insurance Subsidiary), Harbor Point U.S. Holdings, each Designated Borrower or, subject to satisfaction of the provisions of Section 4.02(f), Harbor Point Re and such Investment Entity (on a joint and several basis), from time to time during the Availability Period and each Lender agrees to purchase risk participations in the obligations of the relevant Fronting Bank under the Fronted Letters of Credit as more fully set forth in Section 2.03; provided, however, that after giving effect to any Credit Extension pursuant to this Section 2.01, (v) the Total Outstanding Amount shall not exceed the Aggregate Commitments, (w) the aggregate Total Outstanding Amount of any Lender shall not exceed such Lender’s Commitment, (x) the aggregate outstanding principal amount of Loans shall not exceed the Loan Sublimit, (y) the stated amount of all Secured Letters of Credit shall not exceed the Secured Letter of Credit Sublimit and the stated amount of all Secured Letters of Credit issued for the account of an Investment Entity shall not exceed such Investment Entity’s Borrowing Base, and (z) the stated amount of all Letters of Credit denominated in an Alternative Currency shall not exceed the Alternative Currency LC Sublimit. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Amendment Effective Date shall be subject to and governed by the terms and conditions hereof. Within the foregoing limits, and subject to the terms and conditions hereof, an L/C Applicant’s ability to obtain Letters of Credit shall be fully revolving and accordingly an L/C Applicant may during the Availability Period obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Within the limits of this Section 2.01 and subject to the other terms and conditions hereof, a Borrower may borrow Loans under this Section 2.01, prepay Loans under Section 2.04 and reborrow Loans under this Section 2.01.

2.02 Borrowings, Conversions and Continuations of Loans.

(a)(i) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (x) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (y) on the requested date of any

Borrowing of Base Rate Loans; provided however that if a Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is available to all of them. Not later than 11:00 a.m. three Business Days before the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period is available to all the Lenders. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (A) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(ii) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by such Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower.

(b) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as, Eurodollar Rate Loans without the consent of the Required Lenders.

(c) The Administrative Agent shall promptly notify the Parent and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to all Loans.

2.03 Letters of Credit.

(a) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Subject to Section 2.01, each Letter of Credit shall be issued or amended, as the case may be, upon the request of an L/C Applicant delivered to (x) a Fronting Bank, in the case of Fronted Letters of Credit and (y) the L/C Administrator, in the case of Several Letters of Credit (with a copy in each case to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such L/C Applicant (and in the case of Secured Letters of Credit, by a Responsible Officer of both Harbor Point Re and the Investment Entity for whose account such Secured Letter of Credit will be issued). Such Letter of Credit Application must be received by the Applicable Issuing Party and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Applicable Issuing Party may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable Issuing Party: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether such Letter of Credit is to be a Fronted Letter of Credit or a Several Letter of Credit (it being agreed that (x) all Letters of Credit issued in an Alternative Currency shall be Fronted Letters of Credit and (y) in the case of Several Letters of Credit, in the event a Lender advises the L/C Administrator that such Lender is a Participating Bank, such Participating Bank’s Applicable Percentage of such Several Letter of Credit will be issued by the Fronting Bank); (H) whether such Letter of Credit shall be issued under the rules of the ISP or the UCP; (I) the name of the account party, and (J) such other matters as the Applicable Issuing Party may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable Issuing Party (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Applicable Issuing Party may require. Additionally, the applicable L/C Applicant shall furnish to the Applicable Issuing Party and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Applicable Issuing Party or the Administrative Agent may require. In the event Harbor Point Re requests that a Letter of Credit be issued for the account of an Insurance Subsidiary, Harbor Point Re shall be liable for all Obligations under such Letter of Credit as if it had been issued for the account of Harbor Point Re itself. In the event a Secured Letter of Credit is requested to be issued for the account of an Investment Entity, Harbor Point Re shall be jointly and severally liable with such Investment Entity for all Obligations under such Letter of Credit as if it had been issued for the account of Harbor Point Re itself.

(ii) Promptly after receipt of any Letter of Credit Application, the Applicable Issuing Party will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from an L/C Applicant and, if not, the Applicable Issuing Party will provide the Administrative Agent with a copy thereof. Unless the Applicable Issuing Party has received written notice from any Lender, the Administrative Agent or a Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied (such conditions, for the avoidance of doubt, being inapplicable to any such amendment that does not constitute an L/C Credit Extension), then, subject to the terms and conditions hereof, the Applicable Issuing Party shall, on the requested date, issue a Letter of Credit for the account of such L/C Applicant or enter into the applicable amendment, as the case may be, in each case in accordance with the Applicable Issuing Party’s usual and customary business practices. The Applicable Issuing Party will promptly notify the Administrative Agent of any L/C Credit Extension and any termination of a Letter of Credit prior to its stated expiry date. Immediately upon the issuance of each Fronted Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, without recourse or warranty, purchase from the issuing Fronting Bank a risk participation in such Fronted Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Fronted Letter of Credit.

(b) The L/C Administrator is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each Lender (unless such Lender has advised the L/C Administrator that it is a Participating Bank) provided that, upon request of an L/C Applicant, such Several Letter of Credit or amendment will be executed by each Lender (other than a Participating Bank). The L/C Administrator shall use the Applicable Percentage of each Lender as its “Commitment share” under each Several Letter of Credit provided that the Fronting Bank shall be severally (and not jointly) liable for an amount equal to its Applicable Percentage plus the Applicable Percentage of each Participating

Bank. The LC Administrator shall not amend any Several Letter of Credit to change the “Commitment shares” of an L/C Issuer or add or delete an L/C Issuer liable thereunder unless such amendment is done in connection with an assignment in accordance with Section 11.06, a change in the Lenders and/or the Applicable Percentages as a result of any increase in the Aggregate Commitments pursuant to Section 2.13 or any other addition or replacement of a Lender in accordance with the terms of this Agreement or a change in status of a Lender as a Participating Bank. Fees owed by any Participating Bank to the Fronting Bank pursuant to Section 2.03(j) shall accrue for the account of such Participating Bank only during such period as such Lender is a Participating Bank with respect to any such Several Letter of Credit. Each Lender hereby irrevocably constitutes and appoints the L/C Administrator its true and lawful attorney-in-fact for and on behalf of such Lender with full power of substitution and revocation in its own name or in the name of the L/C Administrator to issue, execute and deliver, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and to carry out the purposes of this Agreement with respect to Several Letters of Credit. Upon request, each Lender shall execute such powers of attorney or other document as any beneficiary of any Several Letter of Credit may reasonably request to evidence the authority of the L/C Administrator to execute and deliver such Several Letter of Credit and any amendment or other modification thereto on behalf of the Lenders. Immediately upon issuance of each Several Letter of Credit, each Participating Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, without recourse or warranty, purchase from the Fronting Bank a risk participation in such Several Letter of Credit in an amount equal to the product of such Participating Bank’s Applicable Percentage times the amount of such Several Letter of Credit.

(i) The Applicable Issuing Party shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(vi), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(ii) An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Amendment Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Amendment Effective Date and which such L/C Issuer in good faith deems material to it;

(B) except as otherwise agreed by the Administrative Agent and the Applicable Issuing Party, such Letter of Credit is in an initial stated amount less than $50,000;

(C) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency or, after giving effect to such issuance the Dollar Equivalent of the stated amount of all Letters of Credit denominated in an Alternative Currency would exceed the Alternative Currency LC Sublimit;

(D) such Letter of Credit is not substantially in the form of Exhibit B-1 or B-2, as applicable; provided that the Applicable Issuing Party can and will agree to reasonable changes to such forms, not adverse to interests of the Lenders, necessary to satisfy any then applicable requirements of the applicable insurance regulators and/or of any rating agency; or

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless each Fronting Bank has entered into satisfactory arrangements with the applicable L/C Applicant or such Lender to eliminate the Fronting Banks’ risk with respect to such Lender.

(iii) The Applicable Issuing Party shall not amend any Letter of Credit if the Applicable Issuing Party would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv) The Applicable Issuing Party shall not be under any obligation to amend any Letter of Credit if (A) the Applicable Issuing Party would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The L/C Administrator shall act on behalf of the Lenders with respect to any Several Letters of Credit issued hereunder and the documents associated thereto and each Fronting Bank shall act on behalf of the Lenders with respect to any Fronted Letters of Credit issued by such Fronting Bank hereunder and the documents associated therewith, and each of the L/C Administrator and each Fronting Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Administrator or a Fronting Bank, as the case may be, in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Administrator and the Fronting Banks with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Administrator and the Fronting Banks.

(vi) If an L/C Applicant so requests in any applicable Letter of Credit Application, the Applicable Issuing Party may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Applicable Issuing Party to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Applicable Issuing Party, the applicable L/C Applicant shall not be required to make a specific request to the Applicable Issuing Party for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Applicable Issuing Party to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Applicable Issuing Party shall not permit any such extension if (A) the Applicable Issuing Party has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (i) or (ii) of Section 2.03(b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the applicable L/C Applicant that it does not wish to have such Letter of Credit extended, (2) from the Administrative Agent that the Lenders have elected not to permit such extension or (3) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Applicable Issuing Party not to permit such extension.

(vii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Applicable Issuing Party will also deliver to the applicable L/C Applicant and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit (a “Drawing Request”), the Applicable Issuing Party shall notify the applicable L/C Applicant and the Administrative Agent of the receipt of such Drawing Request and of the date the Applicable Issuing Party will honor such request (each such date, an “Honor Date”). Not later than 11:00 a.m. on such Honor Date in the case of Letters of Credit to be reimbursed in Dollars or the Applicable Time on the Honor Date with respect to Letters of Credit to be reimbursed in an Alternative Currency, the applicable L/C Applicant shall reimburse the respective L/C Issuers through the Administrative Agent in Same Day Funds the amount of the Drawing Request. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable L/C Applicant shall reimburse the applicable Fronting Bank through the Administrative Agent in such Alternative Currency, unless (A) the applicable Fronting Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, such L/C Applicant shall have notified the applicable Fronting Bank promptly following receipt of notice of drawing that such L/C Applicant will reimburse the applicable Fronting Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Administrative Agent shall notify the applicable L/C Applicant of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. To the extent that Same Day Funds are received by the Administrative Agent from the applicable L/C Applicant prior to 11:00 a.m. (or the Applicable Time in the case of any Letter of Credit to be reimbursed in an Alternative Currency) on the Honor Date, the Administrative Agent shall remit the funds so received to the Applicable Issuing Party. Any notice given by the Applicable Issuing Party or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) With respect to any Drawing Request, if Same Day Funds are not received by the Administrative Agent from the applicable L/C Applicant prior to 11:00 a.m. (or the Applicable Time in the case of any Letter of Credit to be reimbursed in an Alternative Currency) on the Honor Date in the amount of such Drawing Request, the Administrative Agent shall promptly notify each Lender of such Drawing Request, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage of such Unreimbursed Amount. If such Unreimbursed Amount relates to a Letter of Credit issued in an Alternative Currency, such Unreimbursed Amount shall be the Dollar Equivalent (as calculated by the Administrative Agent using the Spot Rate) of the Drawing Request. Each Lender shall make funds available to the Administrative Agent for the account of the Applicable Issuing Party at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (the “L/C Advance Date”). The Administrative Agent shall remit the funds so received to the Applicable Issuing Party. To the extent that Same Day Funds are received by the Administrative Agent from the Lenders (or the Fronting Bank on behalf of a Participating Bank) with respect to a Several Letter of Credit prior to 2:00 p.m. on the L/C Advance Date, the Administrative Agent shall notify the L/C Administrator and the L/C Administrator shall promptly make such funds available to the beneficiary of such Several Letter of Credit on such date. To the extent that the L/C Administrator has not delivered funds to any beneficiary of a Several Letter of Credit on behalf of a Lender on the L/C Advance Date, if Same Day Funds are received by the Administrative Agent from such Lender: (i) after 2:00 p.m. on the L/C Advance Date, the L/C Administrator shall make such funds available to such beneficiary on the next Business Day; (ii) prior to 2:00 p.m. on any Business Day after the L/C Advance Date, the L/C Administrator shall make those funds available to such beneficiary on such Business Day; and (iii) after 2:00 p.m. on any Business Day after the L/C Advance Date, the L/C Administrator shall make those funds available to such beneficiary on the next Business Day following such Business Day.

(iii) Unless the Administrative Agent or L/C Administrator receives notice from a Lender prior to any L/C Advance Date with respect to a Several Letter of Credit that such Lender will not make available as and when required hereunder to the Administrative Agent the amount of such Lender’s L/C Advance on such L/C Advance Date, the Administrative Agent and the L/C Administrator may assume that such Lender has made such amount available to the Administrative Agent in Same Day Funds on the L/C Advance Date and the L/C Administrator may (but shall not be required), in reliance upon such assumption, make available to the beneficiary of the related Several Letter of Credit on such date such Lender’s L/C Advance.

(iv) With respect to any Unreimbursed Amount, the applicable L/C Applicant shall be deemed to have incurred an L/C Advance in the Dollar Equivalent of the Unreimbursed Amount from (x) in the case of Fronted Letters of Credit, the issuing Fronting Bank and (y) in the case of Several Letters of Credit, from the Lenders to the extent that they have provided funds with respect to such Several Letter of Credit pursuant to Section 2.03(c)(ii), from the Fronting Bank to the extent it has made funds available on behalf of a Participating Bank or from the L/C Administrator to the extent it has made funds available on behalf of a Lender pursuant to Section 2.03(c)(iii). L/C Advances shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. Each Lender’s or Participating Bank’s payment to the Administrative Agent for the account of a Fronting Bank pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Advance and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03. Any payment by an L/C Applicant in respect of such L/C Advance shall be made to the Administrative Agent and upon receipt applied by the Administrative Agent in accordance with Section 2.03(d).

(v) Until each Lender funds its L/C Advance pursuant to this Section 2.03(c) to reimburse a Fronting Bank (or the L/C Administrator pursuant to Section 2.03(c)(iii)) for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such Unreimbursed Amount shall be solely for the account of the relevant Fronting Bank or the L/C Administrator, as applicable.

(vi) Each Lender’s obligation to make L/C Advances to reimburse the relevant issuing Fronting Bank (or the L/C Administrator pursuant to Section 2.03(c)(iii)) for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, any Fronting Bank, the L/C Administrator, any Lender, any L/C Applicant, any beneficiary named in any Letter of Credit, any transferee of any Letter of Credit (or any Persons for whom any such transferring may be acting) or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document, (D) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (E) the surrender or impairment of any security for the performance or observance of any of the terms of the Loan Documents, (F) any matter or event set forth in Section 2.03(b)(i), or (G) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable L/C Applicant to reimburse the respective L/C Issuers for the amount of any payment made by the L/C Issuers under any Letter of Credit, together with interest as provided herein.

(vii) If any Lender fails to make available to the Administrative Agent for the account of a Fronting Bank or the L/C Administrator any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in the third sentence of Section 2.03(c)(ii), such Fronting Bank or the L/C Administrator, as the case may be, shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Fronting Bank or the L/C Administrator, as the case may be, at a rate per annum equal to the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Fronting Bank or the L/C Administrator in connection with the foregoing. A certificate of such Fronting Bank or the L/C Administrator, as the case may be, submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vii) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after a Fronting Bank or the L/C Administrator has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable L/C Applicant or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such Fronting Bank or the L/C Administrator in its discretion), each Lender shall pay to the Administrative Agent for the account of such Fronting Bank or the L/C Administrator its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of each L/C Applicant to reimburse the applicable L/C Issuers for each drawing under each Letter of Credit issued for the account of such L/C Applicant and to repay each related L/C Advance shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower, any Subsidiary or any Investment Entity may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Applicable Issuing Party, any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Applicable Issuing Party under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Applicable Issuing Party under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the applicable L/C Applicant or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower, any Subsidiary or any Investment Entity.

Each L/C Applicant shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such L/C Applicant’s instructions or other irregularity, such L/C Applicant will promptly notify the Applicable Issuing Party. Such L/C Applicant shall be conclusively deemed to have waived any such claim against the Applicable Issuing Party and its correspondents unless such notice is given as aforesaid.

(f) Role of Applicable Issuing Party. Each Lender and each L/C Applicant agrees that, in paying any drawing under a Letter of Credit, the Applicable Issuing Party shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Applicable Issuing Parties, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Applicable Issuing Party shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each L/C Applicant hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such L/C Applicant from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Applicable Issuing Parties, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Applicable Issuing Party shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable L/C Applicant may have a claim against the Applicable Issuing Party and/or the Lenders, and the Applicable Issuing Party and/or the Lenders may be liable to such L/C Applicant to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such L/C Applicant which such L/C Applicant proves were caused by the Applicable Issuing Party’s or a Lender’s willful misconduct or gross negligence or the Applicable Issuing Party’s or a Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Applicable Issuing Party may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Applicable Issuing Party shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent or the Applicable Issuing Party, if, as of the Letter of Credit Expiration Date, any L/C Obligation of an L/C Applicant for any reason remains outstanding, such L/C Applicant shall, in each case, immediately Cash Collateralize all L/C Obligations of such L/C Applicant to the extent such L/C Applicant has not already provided Collateral.

(ii) In addition, if the Administrative Agent notifies Harbor Point Re at any time that the Total Outstanding Amount of L/C Obligations with respect to Alternative Currency denominated Letters of Credit at such time exceeds 103% of the Alternative Currency LC Sublimit then in effect, then, within two Business Days after receipt of such notice, Harbor Point Re shall or, if permitted under applicable law, shall cause the applicable L/C Applicant to Cash Collateralize the L/C Obligations of such L/C Applicant in an amount equal to such excess; provided, that in the case of an L/C

Applicant who has provided Collateral pursuant to a Security Agreement, such L/C Applicant may satisfy its obligation under this Subsection 2.03(g)(ii) by posting additional Eligible Collateral having an Adjusted Fair Market Value equal to such excess. Upon the request of Harbor Point Re made within two Business Days following any Revaluation Date, the Administrative Agent will, so long as no Default then exists, release Cash Collateral to Harbor Point Re or the applicable L/C Applicant, as the case may be, in an amount up to the excess of (x) the aggregate amount of Cash Collateral on deposit with respect to Alternative Currency denominated Letters of Credit over (y) 103% of the Alternative Currency L/C Sublimit then in effect.

(iii) The Administrative Agent or the Applicable Issuing Party may, at any time and from time to time after the initial deposit of Cash Collateral pursuant to clause (ii) above, request additional Cash Collateral to the extent the amount of Cash Collateral with respect to Alternative Currency denominated Letters of Credit is less than the positive difference between the Total Outstanding Amount of all L/C Obligations for Alternative Currency denominated Letters of Credit and 103% of the Alternative Currency LC Sublimit due to exchange rate fluctuations.

(iv) Section 8.02(c) sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Fronting Banks and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Fronting Banks (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Each L/C Applicant providing cash collateral hereby grants to the Administrative Agent, for the benefit of the Fronting Banks and the Lenders, a security interest in all such cash, deposit accounts and all balances therein provided by such L/C Applicant and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked collateral accounts at Bank of America, and the Administrative Agent will, at the request of Harbor Point Re, invest any funds on deposit from time to time in any such collateral account in Cash Equivalents having a maturity not exceeding 30 days (and funds earned on such Cash Equivalents shall be deposited into such collateral account).

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Applicable Issuing Party and the applicable L/C Applicant when a Letter of Credit is issued either the rules of the ISP or the UCP at the option of such L/C Applicant shall apply to each Letter of Credit.

(i) Letter of Credit Fees. Each L/C Applicant shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage in Dollars, a letter of credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of such L/C Applicant equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges.

(i) Each L/C Applicant shall pay directly to each Fronting Bank for its own account in Dollars a fronting fee with respect to each Fronted Letter of Credit issued for the account of such L/C Applicant by such Fronting Bank, at the rate per annum specified in the Arranger Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable at such times (no more frequently than quarterly) as each Fronting Bank advises such L/C Applicant, on the Letter of Credit Expiration Date and thereafter on demand, it being understood that each Fronting Bank will invoice each L/C Applicant directly for amounts due under this Section 2.03(j). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, each L/C Applicant shall pay directly to the Applicable Issuing Party for its own account letter of credit processing fees as set forth in the Arranger Fee Letter. Such fees are due and payable on demand and are nonrefundable.

(ii) Each Participating Bank with respect to a Several Letter of Credit shall pay to the Fronting Bank a fronting fee (the “Several L/C Fronting Fee”) computed on the risk participation purchased by such Participating Bank from the Fronting Bank with respect to such Several Letter of Credit at the rate per annum specified under subclause (i) above. Unless otherwise agreed between such Participating Bank, the Fronting Bank and the Administrative Agent, the Several L/C Fronting Fee shall be paid by reducing the Letter of Credit Fee otherwise payable to such Participating Bank by an amount equal to the Several L/C Fronting Fee and paying the same to the Fronting Bank.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Prepayments.

Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay its Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the

Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.05 Termination or Reduction of Commitments. The Parent may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Parent shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstanding Amount would exceed the Aggregate Commitments. After giving effect to any reduction of the Aggregate Commitment, the Loan Sublimit shall be recalculated in accordance with the definition thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans. Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of its respective Loans outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

(b)(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If an Event of Default under Section 8.01(a) has occurred and is continuing, the principal amount of all outstanding Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any other Event of Default has occurred and is continuing, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Parent and Harbor Point Re shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the Dollar Equivalent of the actual daily amount by which the Aggregate Commitments exceeds the Total Outstanding Amount. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Amendment Effective Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Utilization Fee. The Parent shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a utilization fee equal to the Applicable Rate times the aggregate principal amount of the outstanding Loans (the “Total Loan Outstandings”) on each day that the Total Loan Outstandings exceed 50% of the actual daily amount of the Loan Sublimit then in effect (or, if terminated, in effect immediately prior to such termination). The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Amendment Effective Date, and on the Maturity Date. The Utilization Fee shall be calculated quarterly in arrears and if there is any change in the Applicable Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Rate for each period during which such Applicable Rate was in effect. The Utilization Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(c) Other Fees. (i) The Parent and Harbor Point Re shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Parent and Harbor Point Re shall pay to the Lenders such upfront fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(iii) All commitment fees and letter of credit fees accrued through the Amendment Effective Date with respect to the commitments and the Existing Letters of Credit under the Existing Agreement shall be paid in full on the Amendment Effective Date.

2.09 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business in which it shall record the amount of each Loan made, the Type and the Interest Period thereof and the amount of repayments thereon. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of a Borrower hereunder to pay any amount owing with respect to its Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in

Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Base Rate Loans. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund Several Letters of Credit and purchase participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any Several Letter of Credit or any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to fund a Several Letter of Credit, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan, any Letter of Credit or any L/C Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan, any Letter of Credit or any L/C Advance in any particular place or manner.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans or L/C Advances made by it or the participations in L/C Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or L/C Advances or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Total Outstanding Amount and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Parent or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.13 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Parent may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $150,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Parent may make a maximum of three such requests. At the time of sending such notice, the Parent (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Such request shall include any proposed increase of the Loan Sublimit.

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Parent and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Parent may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Parent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Parent and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Parent shall deliver or cause to be delivered to the Administrative Agent a certificate of each Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default exists. In the event of any nonratable increase in the Commitments under this Section, (x) the Borrowers shall prepay their respective Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section and (y) all outstanding Several Letters of Credit shall be amended or returned and reissued to give effect to any revised Applicable Percentages. The Administrative Agent and the Parent will cooperate, to the extent feasible, to set the Increase Effective Date on a date which minimizes or eliminates the obligation of the Borrowers to pay additional amounts under Section 3.05.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 11.01 to the contrary.

2.14 Designated Borrower.

(a) The Parent may designate any additional Subsidiary (an “Applicant Borrower”) as a Designated Borrower to request Letters of Credit and receive Loans hereunder by delivering to the Administrative Agent a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”) at least 15 Business Days (or, in the case of HPRe US, seven Business Days) prior to the proposed date specified in such Designated Borrower Request and Assumption Agreement (the “Designated Date”) on which such Applicant Borrower is requested to become a Designated Borrower (or, in each case, such shorter period as may be agreed by the Administrative Agent in its sole discretion). Promptly following its receipt of a Designated Request and Assumption Agreement, the Administrative Agent shall deliver a copy thereof to each Lender and such Lender shall, not later than the Designated Date specified therein, notify the Administrative Agent whether such Lender consents to such Applicant Borrower becoming a Designated Borrower (and, if such Lender so consents, whether such Lender agrees that such Applicant Borrower will be entitled to request Loans). Each Lender agrees that it consents to the designation of HPRe US as a Designated Borrower entitled to request Loans and Letters of Credit. The parties hereto acknowledge and agree that prior to any Applicant Borrower (including HPRe US) becoming entitled to utilize the credit facilities provided for herein the conditions set forth in Section 4.02(e) shall be satisfied and, except for HPRe US, the Required Lenders (or, if such Applicant Borrower will be entitled to request Loans, all of the Lenders) shall have agreed that such Applicant Borrower may become a Designated Borrower.

(b) Promptly following receipt of the necessary consents and satisfaction of the conditions set forth in Section 4.02(e), the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Parent and the Lenders specifying the effective date upon which the applicable Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to request Letters of Credit and subject to receipt of consent from all the Lenders, request Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after the applicable Designated Date.

(c) Each Subsidiary that becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Parent as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans, if any, made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Parent, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Parent may from time to time, upon not less than 10 Business Days’ notice from the Parent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by or Letters of Credit issued for the account of such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans or Letters of Credit made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.15 Several Obligations of Borrowers. Except as otherwise expressly provided herein, the obligations of each Borrower shall be several in nature, it being understood that no Borrower that is an Insurance Subsidiary (other than Harbor Point Re as expressly provided herein) shall be liable for the obligations of any other Borrower.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the respective Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes except as required by applicable law, provided that if a Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by such Borrower shall be increased as necessary so that after making all required deductions (including deductions of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the Administrative Agent, Lender or Fronting Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the respective Borrower shall timely pay any Other Taxes attributable to such Borrower’s Obligations to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent, each Lender and each Fronting Bank, within 15 Business Days after demand therefor made on such Borrower, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Fronting Bank, as the case may be, with respect to such Borrower’s Obligations and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (provided that such penalties, interests and expenses are not attributable to the gross negligence or willful misconduct of the Person making such demand), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the basis of such amount delivered to the applicable Borrower by a Lender or a Fronting Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, a Fronting Bank or the L/C Administrator, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority with respect to such Borrower’s Obligations, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Each of the Administrative Agent, each Lender and each Fronting Bank that is entitled to an exemption from or reduction of withholding tax (which is otherwise indemnified for by a Borrower pursuant to this Section 3.01) with respect to payments hereunder or under any other Loan Document, shall deliver to the relevant Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Administrative Agent, Lender and Fronting Bank, if requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Person is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, each Lender and each Fronting Bank that is not incorporated under the laws of the United States or any state or political subdivision thereof (a “Non-US Person”) shall deliver to the Parent and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Non-US Person becomes a party to this Agreement, whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party and certifying that it is entitled to receive all payments hereunder or under any other Loan Document without deduction or withholding of any United States Federal income taxes;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI;

(iii) in the case of a Non-US Person claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Non-US Person is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN; or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from United States Federal withholding Tax, duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Parent to determine the withholding or deduction required to be made.

In addition, each Non-US Person shall deliver, but only to the extent legally entitled to do so, to the Parent and the Administrative Agent, upon the reasonable request of the Parent, in such number of copies as shall be reasonably requested by the recipient, further copies of any such Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8ECI, or such other form, certificate or supplementary documentation prescribed by applicable law, in each case claiming an exemption from or reduction United States Federal withholding Tax, on or before the date that any such previously provided form, certificate or supplementary documentation expires or becomes obsolete and after the occurrence of any event rendering invalid the most recent such form, certificate or supplementary documentation previously delivered by it to the recipient.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or a Fronting Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Fronting Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund which shall not be subject to the limitations set forth in the immediately preceding parenthetical), provided that such Borrower, upon the request of the Administrative Agent, such Lender or such Fronting Bank, agrees to repay the amount paid over to such Borrower (plus any penalties (other than any penalties attributable to gross negligence of or fraud or willful misconduct by such Administrative Agent, such Lender or such Fronting Bank as determined by a court of competent jurisdiction by a final and nonappealable judgment), interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Fronting Bank in the event the Administrative Agent, such Lender or such Fronting Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Fronting Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to such Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Change in Law has made it unlawful for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Parent through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice by the Parent, the Parent shall, upon demand from such Lender (with a copy to the Administrative Agent), cause each applicable Borrower to prepay or, if applicable, convert all its Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, each applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan , or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Parent may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or a Fronting Bank;

(ii) subject any Lender or a Fronting Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or a Fronting Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Fronting Bank); or

(iii) impose on any Lender or a Fronting Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Fronting Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Fronting Bank, the applicable Borrower will pay to such Lender or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank, as the case may be, for such additional costs incurred or reduction suffered with respect to such Borrower’s Obligations.

(b) Capital Requirements. If any Lender or a Fronting Bank determines that any Change in Law affecting such Lender or such Fronting Bank or any Lending Office of such Lender or such Lender’s or such Fronting Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Fronting Bank’s capital or on the capital of such Lender’s or such Fronting Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Fronting Bank or such Lender, to a level below that which such Lender or such Fronting Bank or such Lender’s or such Fronting Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Administrator’s policies and the policies of such Lender’s or such Fronting Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank or such Lender’s or such Fronting Bank’s holding company for any such reduction suffered with respect to such Borrower’s Obligations.

(c) Certificates for Reimbursement. A certificate of a Lender or a Fronting Bank setting forth in reasonable detail the amount or amounts (and the basis for such amount or amounts) necessary to compensate such Lender or such Fronting Bank or its holding company, as the case may be, as specified in Subsection (a) or (b) of this Section and delivered to the Parent shall be conclusive absent manifest error so long as the determination of such amount or amounts is made by such Lender or Fronting Bank in good faith and is applied to the Borrowers in a non-discriminatory manner as compared to similarly situated borrowers. Each Borrower shall pay such Lender or such Fronting Bank, as the case may be, the amount shown as due from such Borrower on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or a Fronting Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such Fronting Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or a Fronting Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Fronting Bank, as the case may be, notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. Each Borrower with respect to its Loans shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such

Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided such Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower with respect to its Loans shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent pursuant to Section 11.13 provided that this clause (c) shall not apply to any Defaulting Lender;

including any loss of anticipated profits for the period from the date of such event to the last day of the then current Interest Period (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) and any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Each Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders or Fronting Banks.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any indemnity or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Parent hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any indemnity or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Parent may replace such Lender in accordance with Section 11.13.

(c) Replacement of Fronting Bank. If any Fronting Bank requests compensation under Section 3.04 or is entitled not to issue any Letter of Credit pursuant to Section 2.03(b)(ii) or if a Borrower is required to pay any indemnity or additional amount to any Fronting Bank or any Governmental Authority for the account of such Fronting Bank pursuant to Section 3.01, or such Fronting Bank ceases to be an NAIC Approved Bank, the Parent may request that such Fronting Bank resign as a Fronting Bank hereunder and the Parent may designate a new Lender as a Fronting Bank in accordance with Section 11.06(h).

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Effectiveness. This Agreement shall not become effective, and no Fronting Bank or Lender shall have an obligation to make its initial Credit Extension hereunder, until satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or sent by electronic mail (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower, each dated the Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the Amendment Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and each Borrower as of the Amendment Effective Date;

(ii) a Note executed by each Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Secretary or Assistant Secretary of each Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, the capitalization of each Borrower and that each Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion from each of (A) Skadden, Arps, Slate, Meager & Flom LLP, New York counsel to the Borrowers, and (B) Conyers Dill & Pearman, Bermuda counsel to the Borrowers, in each case addressed to the Administrative Agent, the Fronting Bank and each Lender and in form and substance reasonably acceptable to the Administrative Agent;

(vi) a certificate of a Responsible Officer of the Parent either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Borrower and the validity against such Borrower of the Loan Documents to which it is a party, and confirming that such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Parent certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) since December 31, 2006 there has not occurred a material adverse change in the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole, Harbor Point Re individually, or Harbor Point Re and its Subsidiaries taken as a whole; and (C) the current Financial Strength Rating of Harbor Point Re and each other Material Insurance Subsidiary;

(viii) the Financial Strength Rating of Harbor Point Re shall be A or better;

(ix) a Compliance Certificate executed by a Responsible Officer of the Parent certifying as to the financial covenants in Section 7.09(a) and (b) as of March 31, 2007.

(x) a letter from the Process Agent agreeing to the terms of Section 11.14(d); and

(xi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Administrator, the Lender or the Required Lenders may reasonably require.

(b) Any fees required to be paid on or before the Amendment Effective Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Parent and Harbor Point Re shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least one day prior to or on the Amendment Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Parent, Harbor Point Re and the Administrative Agent).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto.

4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the condition that the Amendment Effective Date shall have occurred and the following additional conditions precedent:

(a) The representations and warranties of the Borrowers contained in Article V (other than Sections 5.05(b) and (c)) or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the Applicable Issuing Party shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders or the Applicable Issuing Party would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(e) In addition to satisfaction of the conditions in clauses (a) through (d), the obligation of each Lender to make its initial Credit Extension to a Designated Borrower is subject to the satisfaction of the conditions that the Administrative Agent shall have received the following:

(i) a Designated Borrower Request and Assumption Agreement executed by such Designated Borrower and the Parent;

(ii) all documents as shall reasonably demonstrate the existence of such Designated Borrower, the corporate power and authority of such Designated Borrower to enter into, and the validity with respect to such Designated Borrower of, this Agreement and the other Loan Documents to which it is a party and the incumbency of officers executing the Loan Documents (including an opinion of counsel to such Designated Borrower and, if such counsel is not licensed to practice in New York, an opinion of New York counsel), in form and substance reasonably satisfactory to the Administrative Agent;

(iii) a certificate of a Responsible Officer of the Parent or such Designated Borrower either (A) attaching copies of all consents, licenses and approvals from a Governmental Authority required in connection with the execution, delivery and performance by such Designated Borrower and the validity against such Designated Borrower of the Loan Documents to which it is a party and confirming that such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(iv) such corporate documents and other information as any Lender shall reasonably request for purposes of the Patriot Act and/or such Lender’s “Know Your Client” requirements;

(v) if such Designated Borrower is a Foreign Obligor, no Lender shall be subject to any legal or regulatory requirement to be licensed to do business in the jurisdiction in which such Designated Borrower is organized in order to make Credit Extensions to such Designated Borrower or shall be otherwise prohibited from lending to such Designated Borrower; and

(vi) if the Lenders have consented to the extensions of Loans to such Designated Borrower in accordance with Section 2.14, a Note for each Lender requesting the same.

(f) In addition to the satisfaction of clauses (a) through (d) and (g), the obligation of each Lender to issue the initial Secured Letter of Credit for an Investment Entity is subject to the satisfaction of the conditions that the Administrative Agent shall have received the following:

(i) a Security Agreement and Control Agreement executed by such Investment Entity,

(ii) all documents as shall reasonably demonstrate the existence of such Investment Entity, the corporate power and authority of such Investment Entity to enter into, and the validity with respect to such Investment Entity of, the Letter of Credit Application and the other Loan Documents to which it is a party, the incumbency of officers executing the Loan Documents (including an opinion of counsel to such Investment Entity and, if such counsel is not licensed to practice in New York, an opinion of New York counsel), in form and substance satisfactory to the Administrative Agent;

(iii) a certificate of a Responsible Officer of the Parent or Harbor Point Re either (A) attaching copies of all consents, licenses and approvals from a Governmental Authority required in connection with the execution, delivery and performance by such Investment Entity and the validity against such Investment Entity of the Letter of Credit Application and the other Loan Documents to which it is a party and confirming that such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(iv) such corporate documents and other information as any Lender shall reasonable request for purposes of the Patriot Act and/or such Lender’s “Know Your Client” requirements; and

(v) if such Investment Entity is a non-U.S. Person, no Lender shall be subject to any legal or regulatory requirement to be licensed to do business in the jurisdiction in which such Investment Entity is organized in order to issue Letters of Credit for the account of such Investment Entity or is otherwise prohibited from lending to such Investment Entity; and

(g) In addition to the satisfaction of clauses (a) through (d), the obligation of each Lender to issue a Secured Letter of Credit (including the initial Secured Letter of Credit) for an Investment Entity is subject to the satisfaction of the conditions that the Administrative Agent shall have received the following:

(i) a certificate of a Responsible Officer of the Parent confirming that no event of the type described in Sections 8.01(e) through (h) has occurred and is continuing with respect to such Investment Entity; and

(ii) a Borrowing Base Certificate calculated as of the most recent Business Day in accordance with the requirements hereof and demonstrating compliance with Section 6.13 with respect to such Investment Entity.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b), have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants solely with respect to itself and its respective Subsidiaries (provided that no Borrower other than (x) the Parent and Harbor Point Re makes the representation in Section 5.16 and (y) the Parent makes the representations in Sections 5.05 and 5.10) to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Borrower and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing (or similar concept under the applicable Law of the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership of its assets or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than any Lien arising under any Loan Document) under, or require any payment to be made under (i) any material Contractual Obligation that is binding on such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law to which such Person is subject.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that has not been obtained or made is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Borrower, enforceable against each Borrower that is party thereto in accordance with its terms, subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

5.05 Projections; No Material Adverse Effect; No Internal Control Event.

(a)(i) The audited consolidated balance sheet and related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2006 of (x) the Parent and its Subsidiaries and (y) Harbor Point Re and its Subsidiaries and (ii) the unaudited consolidated balance sheet and the related consolidated statements of income or operations, shareholders’ equity and cash flow for the fiscal quarter ended March 31, 2007 of (x) the Parent and its Subsidiaries and (y) Harbor Point Re and its Subsidiaries (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present in all material respects the financial condition of the Parent and its Subsidiaries or Harbor Point Re and

its Subsidiaries, as the case may be, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein subject, in the case of clauses (ii)(x) and (y), to the absence of footnotes and normal year-end audit adjustments.

(b) The Projections delivered to the Lenders were prepared in good faith on the basis of assumptions that the Borrowers believed were reasonable at the time made and the Borrowers believe are reasonable as of the Amendment Effective Date, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrowers’ control and that actual results during the period or periods covered by any such projections may differ from the projected results.

(c) As of the Amendment Effective Date, since December 31, 2006, no material adverse change in the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole, Harbor Point Re individually, or Harbor Point Re and its Subsidiaries taken as a whole has occurred.

(d) After the date that the Parent is required to include in its annual report an attestation report of a Registered Public Accounting Firm pursuant to Section 404 of Sarbanes Oxley, no Internal Control Event has occurred that has not been remedied to the reasonable satisfaction of the Required Lenders.

5.06 Litigation.

(a) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their respective Subsidiaries or against any of their properties or revenues that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (ii) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, with respect to the Regulatory Matters, the information provided with respect thereto is based solely on the limited information previously provided by Chubb Re and none of the Borrowers nor any of their respective Affiliates have made or will make any representation or warranty with respect to such information or its accuracy or completeness.

(b) No suit is pending against, and no Wells Notice has been received by, any Key Manager in each case that (i) relates to the Regulatory Matters and (ii) could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. None of the Borrowers nor any of their respective Subsidiaries thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08 Ownership of Property. The Parent and each of its Subsidiaries has good legal title in fee simple to, or valid leasehold interests in, all material real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Taxes. The Parent and its Subsidiaries have filed all Federal, material state and other material Tax returns and reports required to be filed, and have paid all Federal, material state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Parent, there is no proposed Tax assessment against the Parent or any of its Subsidiaries that would, if made, have a Material Adverse Effect. None of the Borrowers nor any of their respective Subsidiaries is party to any tax sharing agreement.

5.10 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent, nothing has occurred which would prevent, or cause the loss of, such qualification. The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than (x) premiums due and not delinquent under Section 4007 of ERISA and (y) required contributions thereto); (iii) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in material liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d) With respect to any Foreign Benefit Plan, (i) each Foreign Benefit Plan is in compliance in all material respects with applicable Law except to the extent set forth in subparagraph (ii), (ii) the aggregate of the accumulated benefit obligations under all Foreign Benefit Plans does not exceed the current fair market value of the assets held in the trust or similar funding vehicles for such Foreign Benefit Plans in an amount in excess of the Threshold Amount, and (iii) reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Benefit Plan is maintained. There are no material actions, suits or claims (other than routine claims for benefits) pending, or to the knowledge of the Parent threatened against it or any of its Subsidiaries with respect to any Foreign Benefit Plan which could reasonably be expected to result in a Material Adverse Effect.

5.11 Subsidiaries; Equity Interests. As of the Amendment Effective Date, (a) the Parent has no Subsidiaries other than those specifically disclosed on Schedule 5.11 and such Schedule correctly indicates which Subsidiaries are Insurance Subsidiaries, Material Insurance Subsidiaries and Material Parties, (b) all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Person and in the amounts specified on Schedule 5.11 free and clear of all Liens and (c) the Parent and its Subsidiaries have no equity investments in any other corporation or entity other than those (i) specifically disclosed on Schedule 5.11 and (y) maintained in their investment portfolio in the ordinary course of business and pursuant to the investment guidelines most recently delivered to the Administrative Agent.

5.12 Margin Regulations; Investment Company Act; Investment Business Act.

(a) None of the Borrowers is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the Parent nor Harbor Point Re nor any other Borrower organized under the laws of Bermuda is engaged in the “Investment Business” as defined in the Investment Business Act of 2003 of Bermuda.

5.13 Disclosure.

(a) As of the Amendment Effective Date, the Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which their or any of their respective Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b) No written report, financial statement, certificate or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case taken as a whole as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, (taken as a whole with other such statements theretofore or contemporaneously furnished) in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions that the Borrowers believed were reasonable at the time of preparation thereof, it being understood by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results. Notwithstanding the foregoing, the Lenders acknowledge that the information provided with respect to the Regulatory Matters is based solely on the limited information previously provided by Chubb Re prior to March 24, 2006 (and not any of the Borrowers or their Affiliates or their respective officers or representatives), that such information has not been and will not be updated and that no representation or warranty is made by the Borrowers or any of their respective Affiliates with respect to such information nor its accuracy or completeness.

5.14 Compliance with Laws. The Parent and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.15 Representations as to Foreign Jurisdiction Matters. Each Foreign Obligor represents and warrants (solely as to itself) to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability or admissibility in evidence of the Applicable Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization that has been made and is in full force and effect, or is not required to be made until such Applicable Foreign Obligor Documents are sought to be enforced and (ii) any charge or tax that has been timely paid by or on behalf of such Foreign Obligor.

(c) As of the Amendment Effective Date (or in the case of a Designated Borrower which is a Foreign Obligor, the date such Designated Borrower becomes a party hereto), there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is incorporated or organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.16 First Priority Interest. The Administrative Agent, for the benefit of itself, the Fronting Banks, the L/C Issuers, the L/C Administrator and the Lenders, has a first priority (subject only to Liens of the type described in Sections 7.01(b) and (n)) perfected security interest in the Collateral pledged by each Investment Entity pursuant to the Security Agreements.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each of their respective Subsidiaries to (provided that each Borrower covenants solely with respect to itself and its respective Subsidiaries):

6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) Commencing with the fiscal year ended December 31, 2007, as soon as available, but in any event prior to a Listing, within 120 days and after a Listing, within 90 days after the end of each fiscal year (i) in the case of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and (ii) in the case of Harbor Point Re, a consolidated balance sheet of Harbor Point Re and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, each of such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) Commencing with the fiscal quarter ended June 30, 2007, as soon as available, but in any event prior to a Listing, within 60 days and after a Listing, within 45 days after the end of each of the first three fiscal quarters of each fiscal year (i) in the case of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, and (ii) in the case of Harbor Point Re, a consolidated balance sheet of Harbor Point Re and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Harbor Point Re’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, each of such consolidated statements to be certified by a Responsible Officer of such Person as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of such Person in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) Within 30 days after the transmittal thereof to any Governmental Authority, any annual or quarterly statutory statements required to be delivered to or under such Governmental Authority by a Borrower or any Insurance Subsidiary thereof prepared in conformity with the requirements thereof.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent;

(b) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Borrower (other than notices given pursuant to the management rights letter agreements between each Borrower and certain shareholders), and copies of all annual, regular, periodic and special reports and registration statements which the Borrowers may file or be required to file with the SEC under Section 13 or 15 of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) The following certificates and other information:

(i) Copies of all filings with Governmental Authorities by the Parent or any of its Insurance Subsidiaries not later than five Business Days after such filings are made, which seek approval of Governmental Authorities with respect to transactions between the Parent or such Insurance Subsidiary and its Affiliates;

(ii) Within five Business Days of receipt of such notice, notice of proposed or actual suspension, termination or revocation of any material license of the Parent or any of its Insurance Subsidiaries by any Governmental Authority or of receipt of notice from any Governmental Authority notifying the Parent or any of its Insurance Subsidiaries of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits the Parent or any of its Insurance Subsidiaries to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of the Parent or any such Insurance Subsidiary to conduct its business;

(iii) Within five Business Days of receipt of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of the Parent or any of its Insurance Subsidiaries (it being understood that information with respect to the Regulatory Matters will not be provided or updated other than notice of any claim directly against the Parent or any of its Subsidiaries or the receipt by a Key Manager of a Wells Notice, in each case in connection with such Regulatory Matters); and

(iv) Promptly upon receipt of notice of any actual or, to the applicable Borrower’s knowledge, proposed material changes in the applicable laws governing the investment or dividend practices of such Borrower or any of its Insurance Subsidiaries that could reasonably be expected to adversely affect such Borrower or any of its Insurance Subsidiaries in any material respect, notice of such changes; and

(d) Promptly, such additional information regarding the business, financial or corporate affairs of the Parent or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent shall deliver paper copies of such documents to the Administrative Agent for delivery by the Administrative Agent to any Lender that requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders, the Fronting Banks and the L/C Administrator materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to a Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Fronting Banks, the L/C Administrator and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to a Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of a Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between a Borrower or any Subsidiary and any Governmental Authority (other than the Regulatory Matters); or (iii) the commencement of, or any material development in, any litigation or proceeding affecting a Borrower or any Subsidiary;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Parent or any Material Party;

(e) notice of any actual or, to the best of the Parent’s or Harbor Point Re’s knowledge, proposed set-off, claims, withholdings or other defenses to which any material portion of the Collateral or the Administrative Agent’s rights with respect to any material portion of the Collateral are subject;

(f) of the occurrence of any Internal Control Event; and

(g) of any announcement by A.M. Best & Company, Inc. of any change in or change in the outlook for a Financial Strength Rating of any Insurance Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not otherwise permitted under Section 7.01; and (c) all Indebtedness in excess of the Threshold Amount, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04, and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to comply with subclause (a) and/or (b) could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Parent, insurance with respect to its properties that are material to the business of the Parent and its Subsidiaries taken as a whole against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrowers shall be given the opportunity to participate in any discussion or meeting with such independent accountants so long as no Event of Default then exists), all at the expense of the Administrative Agent or such Lender and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that during the continuance of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of all Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Further Assurances; Control Agreement, etc. Promptly upon the request of the Administrative Agent, the Parent and Harbor Point Re shall cause each Investment Entity to execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Administrative Agent may reasonably request from time to time in order to ensure that the Obligations of such Investment Entity are secured by a first priority (subject only to Liens described in Sections 7.01(b) and (n)) perfected interest in the assets of such Investment Entity stated to be pledged pursuant to its Security Agreement and to perfect and maintain the validity, effectiveness and priority of its Security Agreement and the Liens intended to be created thereby. Each Investment Entity may give directions or entitlement orders, as applicable, to the Financial Institution party to any applicable Control Agreement to make a delivery to such Investment Entity or any other Person of assets or properties from such Investment Entity’s Collateral Account so long as (i) no Default exists and (ii) after giving effect to the proposed delivery, the Borrowing Base of such Investment Entity is equal to or in excess of the L/C Obligations of such Investment Entity; provided that the foregoing shall not prohibit any sale, investment or reinvestment of Eligible Collateral the proceeds of which will be deposited into such Collateral Account.

6.13 Borrowing Base. The Parent and Harbor Point Re shall cause each Investment Entity’s Borrowing Base at all times to be equal to or greater than the L/C Obligations of such Investment Entity. If at any time an Investment Entity’s Borrowing Base is less than its L/C Obligations, Harbor Point Re and the Parent will cause such Investment Entity to immediately (and in any event within two Business Days) deposit into its Collateral Account Eligible Collateral or reduce its L/C Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess. At any time on or after the Commitment Termination Date, at the request of the Administrative Agent, Parent and Harbor Point Re shall cause such Investment Entity to take such actions as may be necessary to ensure that its Collateral consists solely of Cash and Cash Equivalents.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall not, and shall not permit any of its respective Subsidiaries to (provided that each Borrower covenants solely with respect to itself and its respective Subsidiaries), directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other forms of governmental insurance or benefits, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Parent and its Subsidiaries as a whole;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens on assets held in trust in respect of, or deposited or segregated to secure, liabilities under any Primary Policies or Reinsurance Agreements entered into in the ordinary course of business;

(k) Liens not otherwise permitted under this Section 7.01 securing Indebtedness provided that the amount of the Indebtedness secured thereby does not exceed $35,000,000 at any time; and

(l) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any clause of this Section 7.01, provided that such Indebtedness is not increased and is not secured by additional assets;

(m) Liens on any asset subject to any trust or other account arising out of regulatory requirements to the extent that such Liens are required by an applicable insurance regulatory authority for such Person to maintain such obligations;

(n) bankers’ Liens, rights of setoff and similar Liens arising in the ordinary course of business on operating accounts (including any related securities accounts) maintained by the Parent or any of its Subsidiaries in the ordinary course of business;

(o) Liens on any asset of any Person existing at the time such Person is merged or consolidated with or into or acquired by the Parent or any of its Subsidiaries and not created in contemplation of such event;

(p) Liens securing obligations owed by the Parent to any of its Subsidiaries or owed by any Subsidiary to the Parent or any Subsidiary, in each case solely to the extent that such Liens are required by an applicable insurance regulatory authority for such Person to maintain such obligations; and

(q) Liens arising in connection with securities lending arrangements with financial institutions in the ordinary course of business;

provided, however, that no Lien shall be permitted to exist on the Equity Interest of any Insurance Subsidiaries.

7.02 Subsidiary Indebtedness. Create, incur, assume or suffer to exist any Indebtedness of the Parent’s Subsidiaries, except:

(a) Indebtedness under the Loan Documents;

(b) obligations (contingent or otherwise) existing or arising under any Swap Contract entered into by such Person in the ordinary course of business for the purpose of hedging currency or interest risk and not for purposes of speculation or taking a “market view” provided such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(c) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(d) Indebtedness for standby letters of credit issued to secure liabilities under Primary Policies or Reinsurance Agreements entered into in the ordinary course of business;

(e) Indebtedness owed by any Subsidiary to the Parent or any of its Subsidiaries;

(f) Indebtedness of any Subsidiary in connection with securities lending arrangements with financial institutions in the ordinary course of business;

(g) Indebtedness of any Person existing at the time such Person is merged or consolidated with or into or acquired by the Parent or any of its Subsidiaries and not created in contemplation of such event;

(h) Indebtedness not included in clauses (a) through (g), provided that the aggregate amount of all such Indebtedness at any one time outstanding does not exceed $35,000,000; and

(i) Indebtedness arising under Guarantees made by any Subsidiary of Indebtedness of the type described in clauses (a) through (h) above, provided that if such Guarantee guarantees Indebtedness of a Borrower, such Subsidiary has also guaranteed the obligations of such Borrower hereunder.

7.03 Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary of a Borrower may merge, consolidate or amalgamate with (i) such Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of such Borrower, provided that when any wholly-owned Subsidiary is merging, consolidating or amalgamating with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary may merge, consolidate or amalgamate with another Person provided (i) such Subsidiary shall be the continuing or surviving Person, (ii) the purchase price paid in connection with any single merger, consolidation or amalgamation does not exceed $10,000,000, (iii) the aggregate purchase price paid in connection with all mergers, consolidations or amalgamations since the Amendment Effective Date does not exceed $50,000,000, and (iv) if any wholly-owned Subsidiary is merging, consolidating or amalgamating with another Person, such Subsidiary shall continue to be wholly-owned after such merger, consolidation or amalgamation; and

(c) any Subsidiary of a Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to such Borrower or to another Subsidiary of such Borrower; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be a Borrower or a wholly-owned Subsidiary.

7.04 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so if a Default shall have occurred and be continuing at the time thereof or would result therefrom.

7.05 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries set forth in the Business Plan provided to the Lenders or any business reasonably related or incidental thereto.

7.06 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent or such Subsidiary as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between or among the Parent and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries, (ii) Restricted Payments permitted pursuant to Section 7.04, (iii) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Parent and its Subsidiaries and reimbursement of reasonable expenses of directors of the Parent and its Subsidiaries, (iv) compensation arrangements for officers and other employees of the Parent and its Subsidiaries entered in the ordinary course of business and (v) the provision of director’s, officer’s and employee’s indemnification and insurance in the ordinary course of business.

7.07 Burdensome Agreements. Enter into any Contractual Obligation that limits the ability (a) of any Subsidiary to make Restricted Payments to a Borrower or to otherwise transfer property to a Borrower, (b) of any Subsidiary to Guarantee the Indebtedness under the Loan Documents of a Borrower or (c) of a Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section shall not prohibit such limitations existing under or by reason of (i) applicable Law, (ii) this Agreement or any other Loan Document, (iii) customary provisions restricting subletting or assignment in any lease governing any leasehold interest of the Parent or any of its Subsidiaries, (iv) customary provisions restricting assignment in any licensing agreement (in which the Parent or any of its Subsidiaries is the licensee) or other contract (including leases) entered into by the Parent or any of its Subsidiaries in the ordinary course of business, (v) restrictions and conditions on the transfer of any asset pending the close of the sale of such asset, (vi) restrictions and conditions on the transfer of or granting of a Lien on any asset subject to a Lien permitted by Section 7.01, (vii) agreements entered into by an Insurance Subsidiary with any insurance regulatory authority, (viii) restrictions described in clauses (a) through (c) above in partnership agreements, limited liability company organization governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business, (ix) restrictions on cash or other deposits or net worth requirements imposed by counterparties under Insurance Policies, Reinsurance Agreements and Retrocession Agreements entered into in the ordinary course of business provided that in the case of clause (ix) (1) the encumbrances and restrictions contained in such agreement or net worth requirements taken as a whole are not materially more favorable to the beneficiary thereof than the encumbrances and restrictions contained in this Agreement, or (2) if such encumbrance or restriction is not materially more disadvantageous to the Borrowers than is customary in comparable transactions and such encumbrance or restriction will not materially affect the ability of the Borrowers to pay the Obligations, (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (xi) restrictions and conditions imposed by any agreement relating to Indebtedness permitted by Section 7.02(h), provided that (l) such restrictions and conditions apply only to the Borrower or Subsidiary (and their respective Subsidiaries) incurring such Indebtedness and (2) the Borrower or Subsidiary incurring such Indebtedness is not a Material Party.

7.08 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.09 Financial Covenants.

(a) Debt to Capital Ratio. Permit the Debt to Capital Ratio to exceed thirty-five percent (35%).

(b) Shareholders’ Equity. Permit Shareholders’ Equity at any time to be less than the sum of (i) $925,000,000 plus (ii) an amount equal to 50% of the Consolidated Net Income earned in each full fiscal quarter ending after 3/31/07 (with no deduction for any net loss in any such fiscal quarter), plus (iii) an amount equal to 50% of the aggregate increases in Shareholders’ Equity by reason of the issuance and sale of Equity Interests of the Parent including upon any conversion of debt securities of the Parent into such Equity Interest or other capital contributions.

(c) Financial Strength Rating. Permit the Financial Strength Rating of any Material Insurance Subsidiary to fall below the rating of “B++”.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6. 02(a), 6.02(c)(ii), 6.02(c)(iii), 6.03(a), 6.05(a), 6.10 or 6.11 or Article VII; or

(c) Other Defaults. Any Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.01 and such failure continues for five days or any Borrower fails to perform or observe any other covenant or agreement (not specified in Subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days from the earliest of (i) the date a Responsible Officer has knowledge of such failure or (ii) the date the Administrative Agent or the Required Lenders give notice of such failure; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any Investment Entity herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Material Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs and, in each case, such default or other event continues for more than the period of grace, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date

(as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Material Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Material Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Material Party as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Material Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Material Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h) Judgments. There is entered against any Material Party (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid, fully bonded or covered by independent third-party insurance as to which the surety or insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA, Foreign Benefit Plans. (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or (iii) institution of any steps by a Borrower or any other Person to terminate a Foreign Benefit Plan if as a result of such termination, a Borrower or any of its respective Subsidiaries could be required to make a contribution to such Foreign Benefit Plan, or could incur a liability or obligation to such Foreign Benefit Plan, in excess of the threshold Amount, or (iv) a contribution failure with respect to any Foreign Benefit Plan sufficient to give rise to a Lien under applicable Law in excess of the Threshold Amount occurs; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower contests in any manner the validity or enforceability of any Loan Document or denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that each L/C Applicant Cash Collateralize its L/C Obligations in an amount equal to its then outstanding L/C Obligations; and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligations of each L/C Applicant to Cash Collateralize its L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (provided, however, that notwithstanding anything contained herein to the contrary, the Administrative Agent shall only apply funds received from a Borrower to the Obligations of such Borrower and shall only apply amounts received from an Investment Entity or any Collateral provided by such Investment Entity to the Obligations of such Investment Entity):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Fronting Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Fronting Banks and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Advances and other Obligations, ratably among the Lenders and the Fronting Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Advances, ratably among the Lenders and the Fronting Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of (x) the Fronting Banks, in the case of Fronted Letters of Credit and (y) the Lenders, in the case of Several Letters of Credit, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize for the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders, the L/C Administrator, each L/C Issuer and each Fronting Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder (including the guaranty set forth in Article X) and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto except for the Parent’s approval right set forth in Section 9.06. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Fronting Banks, and no Borrower nor any Investment Entity shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or a Fronting Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Administrator, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Fronting Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Fronting Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Fronting Banks and the Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Parent’s prior approval (except during the existence of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders with the Parent’s prior approval (except during the existence of an Event of Default) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Fronting Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Fronting Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Fronting Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Parent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Administrator and as a Fronting Bank provided, however, prior to a termination of the Commitments that Bank of America may not resign as L/C Administrator and Fronting Bank unless either (x) there is another Fronting Bank under this Agreement and such Fronting Bank agrees to act as L/C Administrator hereunder or (y) the successor Administrative Agent or another Person who is an NAIC Approved Bank has agreed to assume the obligations of Bank of America as Fronting Bank and L/C Administrator hereunder. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Administrator and Fronting Bank, (b) the retiring L/C Administrator and Fronting Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Administrator shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Administrator and the retiring Fronting Bank to effectively assume the obligations of the retiring L/C Administrator and the retiring Fronting Bank with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Fronting Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Fronting Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, a Fronting Bank or the L/C Administrator hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Administrator, the Fronting Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Administrator, the Fronting Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Administrator and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Fronting Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and each Fronting Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or a Fronting Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X.

PARENT GUARANTEE

10.01 Unconditional Guarantee. For valuable consideration, receipt whereof is hereby acknowledged, and to induce the Fronting Banks and each Lender to make Loans to and Issue Letters of Credit (or purchase participations therein) for the account of each Guaranteed Borrower and to induce the Administrative Agent to act hereunder, the Parent hereby unconditionally and irrevocably guarantees to each Lender, each Fronting Bank and the

Administrative Agent the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Guaranteed Borrowers, whether for principal, interest, fees, expenses, indemnification or otherwise, whether direct or indirect, absolute or contingent or now existing or hereafter arising (such Obligations being the “Guaranteed Obligations”). Without limiting the generality of the foregoing, the Parent’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by each Guaranteed Borrower to the Administrative Agent, any Fronting Bank or any other Lender under this Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Guaranteed Borrower or its Affiliates. This is a guarantee of payment and not of collection merely.

10.02 Guarantee Absolute. The Parent guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender, any Fronting Bank or the Administrative Agent with respect thereto. The Obligations of the Parent under this Article X are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Parent to enforce this Article X, irrespective of whether any action is brought against any Guaranteed Borrower or whether any Guaranteed Borrower is joined in any such action or actions. The liability of the Parent under this guarantee shall be irrevocable, absolute and unconditional irrespective of, and the Parent hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement, any other Loan Document or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement (other than this Article X);

(c) any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate structure or existence of any Guaranteed Borrower or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Guaranteed Borrower or any of its assets or any resulting release or discharge of any obligation of any Guaranteed Borrower under this Agreement; or

(e) any other circumstance (including, without limitation, any statute of limitations to the fullest extent permitted by applicable law) which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Parent or any Guaranteed Borrower (other than a discharge arising from the payment in full of the Guaranteed Obligations).

This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender, the Fronting Banks or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Parent or otherwise, all as though such payment had not been made.

10.03 Waivers. The Parent hereby expressly waives promptness, diligence, notice of acceptance, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against any of the Guaranteed Borrowers or against any other guarantor of all or any portion of the Guaranteed Obligations, and all other notices and demands whatsoever.

(a) The Parent hereby waives any right to revoke this guaranty, and acknowledges that this guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future and regardless of whether Guaranteed Obligations are reduced to zero at any time or from time to time (other than a reduction to zero due to the payment in full in cash of the Guaranteed Obligations concurrently with or after the termination of all Commitments).

(b) The Parent acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated herein and that the waivers set forth in this Article X are knowingly made in contemplation of such benefits.

10.04 Subrogation. The Parent will not exercise any rights that it may now or hereafter acquire against any of the Guaranteed Borrowers or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, the Fronting Banks or any other Lender against any of the Guaranteed Borrowers or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any of the Guaranteed Borrowers or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations shall have been paid in full in cash and the Commitments shall have terminated. If any amount shall be paid to the Parent in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent, the Fronting Banks and the other Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations thereafter arising.

10.05 Survival. This guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full in cash of the Guaranteed Obligations and the termination of the Commitments and the expiration or cancellation of all Letters of Credit, (b) be binding upon the Parent and its successors and assigns, (c) inure to the benefit of and be enforceable by each Lender (including each assignee Lender pursuant to Section 11.06), the Fronting Banks and the Administrative Agent and their respective successors, transferees and assigns and (d) shall be reinstated if at any time any payment to a Lender, a Fronting Bank or the Administrative Agent

hereunder is required to be restored by such Lender, such Fronting Bank or the Administrative Agent. Without limiting the generality of the foregoing clause (c), any transferee of any interest in any Loan or Commitment of a Lender pursuant to Section 11.06 shall become vested with all the rights in respect thereof granted to such Lender herein or otherwise.

10.06 Severability. Notwithstanding any other provision of this Article X to the contrary, in the event that any action is brought seeking to invalidate the Parent’s obligations under this Article X under any fraudulent conveyance or fraudulent transfer theory, the Parent shall be liable under this Article X only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by the Parent under any guarantee of the Obligations of the Guaranteed Borrowers (or any portion thereof) at the time of the execution and delivery of this Agreement (or, if such date is determined not to be the appropriate date for determining the enforceability of the Parent’s obligations under this Article X for fraudulent conveyance or transfer purposes, on the date determined to be so appropriate) without rendering such a hypothetical guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer (the “Maximum Guaranteed Obligations”) and not for any greater amount, as if the stated amount of the Guaranteed Obligations had instead been the Maximum Guaranteed Obligations.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default shall not be deemed to be an extension or increase in the Commitment of any Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Advance, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(e) except as expressly provided in this Agreement or any other Loan Document, release all or substantially all of the Collateral without the consent of each Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Eligible Collateral” or the “Adjusted Fair Market Value”;

(f) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(h) release the Parent from its obligations under Article X without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Administrator and/or the Fronting Banks in addition to the Lenders required above, affect the rights or duties of the L/C Administrator and/or the Fronting Banks under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, the L/C Administrator or the Fronting Banks, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders, the Fronting Banks and the L/C Administrator hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, any Fronting Bank or the L/C Administrator pursuant to Article II if such Lender, such Fronting Bank or the L/C Administrator, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the Fronting Banks, the L/C Administrator or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any Fronting Bank, the L/C Administrator or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Administrator and the Fronting Banks may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Administrator and the Fronting Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, the Fronting Banks, L/C Administrator and Lenders. The Administrative Agent, the Fronting Banks, the L/C Administrator and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Parent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Fronting Banks, the L/C Administrator, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender, any Fronting Bank, the L/C Administrator or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Parent and Harbor Point Re shall pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated). Each Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Applicable Issuing Party in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued for such Borrower’s account or any demand for payment thereunder and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Administrator (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, a Fronting Bank or the L/C Administrator) in connection with the enforcement or protection of its rights against such Borrower (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder to or for the account of such Borrower, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification. The Parent and Harbor Point Re shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Fronting Bank and the L/C Administrator, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee but excluding Taxes, which shall be covered by Section 3.01 of this Agreement) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Applicable Issuing Party to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability of any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount that it is required to pay under Subsection (a) or (b)

of this Section to the Administrative Agent (or any sub-agent thereof), a Fronting Bank, the L/C Administrator or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Fronting Bank, the L/C Administrator or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Fronting Bank or the L/C Administrator in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Fronting Bank or L/C Administrator in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than fifteen Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Fronting Banks, and the L/C Administrator, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, a Fronting Bank, the L/C Administrator or any Lender, or the Administrative Agent, a Fronting Bank, the L/C Administrator or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Fronting Bank, the L/C Administrator or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, each Fronting Bank and the L/C Administrator severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders, the Fronting Banks and the L/C Administrator under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Fronting Bank, and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Fronting Banks, the L/C Administrator and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Subsection (b), L/C Advances or participations in L/C Obligations) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment and/or Loans outstanding or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment so assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent and the Fronting Banks unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v) unless otherwise agreed between the assigning Lender and such Assignee, if any Several Letters of Credit are outstanding, all such outstanding Several Letters of Credit are either amended or returned and reissued to give effect to such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Parent (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the Fronting Banks at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or L/C Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Fronting Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section, but only to the extent such participant complied with the provisions of such Section 3.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent. A Participant that would be a Non-US Person if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 3.01(e) and Section 3.06 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Administrator or Fronting Bank After Assignment or Request. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Parent and the Lenders, resign as L/C Administrator and/or Fronting Bank. Notwithstanding anything to the contrary herein, if at any time DBNY assigns all of its Commitments and Loans pursuant to subsection (b) above, DBNY may, upon 30 days’ notice to the Parent and the Lenders resign as a Fronting Bank. In the event of any such resignation as L/C Administrator and/or Fronting Bank, the Parent shall be entitled to appoint from among the Lenders a successor L/C Administrator and/or Fronting Bank hereunder; provided, however, that prior to a termination of the Commitments the resignation of Bank of America as L/C Administrator or Fronting Bank or DBNY as Fronting Bank, as the case may be, shall not be effective unless either (x) there is another Fronting Bank under this Agreement and such Fronting Bank agrees to act as L/C Administrator hereunder or (y) a successor Fronting Bank and/or L/C Administrator has been appointed and accepted such appointment. If Bank of America resigns or is asked to resign as L/C Administrator and/or Fronting Bank or DBNY resigns or is asked to resign as Fronting Bank, it shall retain all the rights, powers, privileges and duties of the L/C Administrator and/or Fronting Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Administrator and/or Fronting Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of and acceptance of appointment by a successor L/C Administrator and/or Fronting Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Administrator and/or Fronting Bank, as the case may be, and (b) the successor L/C Administrator and/or Fronting Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, or DBNY, as the case may be to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders, the Fronting Banks and the L/C Administrator agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (collectively the “Representatives”) that (i) have been informed of the confidential nature of such Information and (ii) have agreed to comply with the confidentiality provisions hereunder, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Administrator or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.

For purposes of this Section, “Information” means all information received from the Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Administrator on a nonconfidential basis prior to disclosure by the Parent or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender shall be responsible for any breach of this confidentiality undertaking by any of its Representatives.

Each of the Administrative Agent, the Lenders, the Fronting Banks and the L/C Administrator acknowledges that (a) the Information may include material non-public information concerning the Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Fronting Bank, the L/C Administrator and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Fronting Bank, the L/C Administrator or any such Affiliate to or for the credit or the account of any Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Fronting Bank or the L/C Administrator, irrespective of whether or not such Lender, such Fronting Bank or the L/C Administrator shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, such Fronting Bank or the L/C Administrator different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Fronting Bank, the L/C Administrator and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Fronting Bank, the L/C Administrator or their respective Affiliates may have. Each Lender, each Fronting Bank and the L/C Administrator agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof it being understood that such representation and warranties shall only be made when made or deemed made hereunder. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Fronting Bank and each Lender, regardless of any investigation made by the Administrative Agent, any Fronting Bank or any Lender or on their behalf and notwithstanding that the Administrative Agent, any Fronting Bank or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any indemnity or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if Section 3.02 is applicable to any Lender, or if any Lender is a Defaulting Lender, then the Parent may, at its sole expense and effort (but subject to all rights that the Parent may have against a Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Parent shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent (in the case of all other amounts) and any outstanding Several Letters of Credit have been amended or returned and reissued to reflect such assignment;

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH

ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY FRONTING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. ON OR PRIOR TO THE AMENDMENT EFFECTIVE DATE, EACH BORROWER SHALL APPOINT CT CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 8TH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES, AS ITS AGENT TO RECEIVE ON ITS BEHALF AND ITS PROPERTY SERVICE OF THE SUMMONS AND COMPLAINTS AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, PROVIDED THAT A COPY OF SUCH PROCESS IS ALSO MAILED IN THE MANNER PROVIDED IN SECTION 11.02. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE BORROWERS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and the Borrowers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and each Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or either Arranger has advised or is currently advising any of the Borrowers or their respective Affiliates on other matters) and neither the Administrative Agent nor either of the Arrangers has any obligation to any of the Borrowers or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

11.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HARBOR POINT LIMITED

By:	/S/ ANDREW COOK
Name:	Andrew Cook
Title:	Chief Financial Officer

HARBOR POINT RE LIMITED

By:	/S/ ANDREW COOK
Name:	Andrew Cook
Title:	President and Chief Financial Officer

HARBOR POINT U.S. HOLDINGS, INC.

By:	/S/ JEFFREY WEBB
Name:	Jeffrey Webb
Title:	Treasurer

S-1	Harbor Point Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent, Fronting Bank, L/C Administrator and Lender

By:	/S/ DEBRA BASLER
Name:	Debra Basler
Title:	Senior Vice President

S-2	Harbor Point Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as Fronting Bank and Lender

By:	/S/ MICHAEL CAMPITES
Name:	Michael Campites
Title:	Vice President

By:	/S/ RICHARD HERDER
Name:	Richard Herder
Title:	Managing Director

S-3	Harbor Point Credit Agreement

ING BANK N.V., LONDON BRANCH, as Lender and Co-Documentation Agent

By:	/S/ N. J. MARCHANT
Name:	N. J. Marchant
Title:	Director

By:	/S/ M. E. R. SHARMAN
Name:	M. E. R. Sharman
Title:	Managing Director

S-4	Harbor Point Credit Agreement

THE BANK OF NEW YORK, as Lender and Co-Documentation Agent

By:	/S/ MICHAEL PENSARI
Name:	Michasel Pensari
Title:	Vice President

S-5	Harbor Point Credit Agreement

CITIBANK, N.A., as Lender and Co-Documentation Agent

By:	/S/ MATTHEW NICHOLLS
Name:	Matthew Nicholls
Title:	Managing Director

S-6	Harbor Point Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Lender and Co-Documentation Agent

By:	/S/ JAY CHALL
Name:	Jay Chall
Title:	Director

By:	/S/ ALAIN SCHMID
Name:	Alain Schmid
Title:	Assistant Vice President

S-7	Harbor Point Credit Agreement

WACHOVIA BANK, N.A., as Lender and Co-Documentation Agent

By:	/S/ GRAINNE M. PERGOLINI
Name:	Grainne M. Pergonlini
Title:	Director

S-8	Harbor Point Credit Agreement

CALYON NEW YORK BRANCH, as Lender

By:	/S/ SEBASTIAN ROCCO
Name:	Sebastian Rocco
Title:	Managing Director

By:	/S/ WILLIAM S. DENTON
Name:	William S. Denton
Title:	Managing Director

S-9	Harbor Point Credit Agreement

ABN AMRO Bank N.V., as Lender

By:	/S/ NEIL R. STEIN
Name:	Neil R. Stein
Title:	Director

By:	/S/ MICHAEL DEMARCO
Name:	Michael DeMarco
Title:	Vice President

S-10	Harbor Point Credit Agreement

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as Lender

By:	/S/ THOMAS A. MILLER
Name:	Thomas A. Miller
Title:	Vice President

By:	/S/ DONNA M. QUILTY
Name:	Donna M. Quilty
Title:	Vice President

S-11	Harbor Point Credit Agreement

BNP PARIBAS, as Lender

By:	/S/ PETER A. NIKITAIDIS
Name:	Peter A. Nikitaidis
Title:	Director

By:	/S/ NAIR P. RAGHU
Name:	Nair P. Raghu
Title:	Vice President

S-12	Harbor Point Credit Agreement

COMERICA BANK, as Lender

By:	/S/ CHATPHET SAIPETCH
Name:	Chatphet Saipetch
Title:	Vice President

S-13	Harbor Point Credit Agreement

HSBC BANK USA, N.A., as Lender

By:	/S/ DANIEL SERRAO
Name:	Daniel Serrao
Title:	Senior Vice President

S-14	Harbor Point Credit Agreement

LLOYDS TSB BANK PLC, as Lender

By:	/S/ JASON EPERON
Name:	Jason Eperon
Title:	Director

By:	/S/ CANDI OBRENTZ
Name:	Candi Obrentz
Title:	Associate Director

S-15	Harbor Point Credit Agreement

SCHEDULE 1.01

REGULATORY MATTERS

For over a year, there has been an industry-wide investigation into the use of non-traditional or “finite” insurance and reinsurance products. A number of insurance and reinsurance companies, including The Chubb Corporation (“Chubb”), from whom the Company purchased certain assets (including the continuing operations and certain assets of Chubb Re), have been subpoenaed in connection with these investigations.

In connection with the purchase of these assets by the Company, Chubb provided the Company with disclosure an excerpt of which is copied below (the “Chubb Disclosure”), and has declined to provide any additional information concerning the matters described in such disclosure:

“On November 24, 2004 and November 29, 2004, respectively, Chubb received subpoenas from the New York State Attorney General’s Office (“NYAGO”) and the U.S. Securities and Exchange Commission (the “SEC”) requesting information regarding its marketing, or purchase for its own account, of “non-traditional” or finite risk products, including finite reinsurance. The subpoenas broadly defined the products subject to the subpoenas as including products that could be or were used to affect the timing or amount of revenue or expense recognized in any particular reporting period. The subpoenas appear to be part of a broad investigation into industry practices concerning certain “non-traditional” and finite reinsurance products, as numerous other companies in our industry have received subpoenas and requests for information from the SEC and NYAGO related to these industry practices. Chubb was thereafter served with subpoenas and requests for information from various other state, federal and foreign agencies and regulators, including a grand jury subpoena issued by the United States Attorney’s Office for the Southern District of New York, which covered substantially the same matters as the NYAGO and SEC subpoenas. Chubb has retained a nationally recognized law firm to represent it and its subsidiaries in connection with these subpoenas and the government investigations.

Chubb is cooperating fully with the government investigations. In response to these subpoenas, Chubb has produced to date over 7 million pages of hard copy and electronic documents. The vast majority of these documents are from the files of Chubb Re and relate to finite reinsurance transactions involving Chubb Re. Chubb’s document production in response to these subpoenas is ongoing. In addition, in response to the subpoenas and requests for information, Chubb and its counsel have met with the SEC and NYAGO to discuss the relevant Chubb Re transactions.

Further, Chubb has engaged a respected outside financial expert to conduct an independent investigation into Chubb’s sale of finite risk products. This independent investigation, which is ongoing, includes interviews of selected Chubb Re personnel and review of certain Chubb Re non-traditional and finite reinsurance transactions. At this point in time, Chubb cannot predict the outcome of this internal investigation or the impact on Chubb Re’s business, management or financial results.”

Sched. 1.01 - 1

Chubb expressly disclaimed any responsibility for the accuracy or completeness of the Chubb Disclosure and, in connection with the capitalization of the Company, each investor was asked to acknowledge, and has acknowledged, such disclaimer and has agreed pursuant to its subscription agreement not to sue Chubb, the Company, Stone Point Capital, Trident III and certain other persons in respect of the matters described above.

The Company has confirmed that none of the former Chubb executive officers currently employed with the Company (the “Former Chubb Re Executives Officers”) has received any subpoena or Wells Notice in connection with the matters described in the Chubb Disclosure and that the Company has not assumed, and, subject to certain limitations, has been indemnified by Chubb with respect to, the liabilities of Chubb and its affiliates, including Chubb Re, in connection with the matters described in the Chubb Disclosure. Except for such confirmation, (i) the Company will not provide any other information, and will not make any representation, warranty or covenant concerning the matters described in the Chubb Disclosure and (ii) the Company has expressly disclaimed any responsibility for the accuracy or completeness of the Chubb Disclosure or the other disclosure set forth herein and has expressly disclaimed any duty to update such disclosure.

The government investigations could result in additional subpoenas, interrogatories or other investigative demands or inquiries directed at either the Company or the Former Chubb Re Executives Officers. Any such developments, with or without merit, could be time-consuming, expensive to comply with and could divert management resources and attention. The government investigations could result in industry-wide changes in the reinsurance business, which could be adverse and costly to the Company, or could result in specific monetary, regulatory and other sanctions against the Company or the Former Chubb Re Executives Officers. Any of the foregoing developments could have a material adverse effect on the Company’s business, management or financial results. In addition, the government investigations could result in a settlement or enforcement action, which could result in litigation, monetary penalties or fines, or non-monetary undertakings (such as enhanced compliance programs), any of which could be costly and burdensome to the Company and could have a material adverse effect on the Company’s business, management or financial results. However, the aforementioned investigations are still ongoing and, at this point in time, the Company cannot predict the outcome of the investigations or the impact on the Company’s business, management or financial results.

The future success of the Company is dependent on its ability to retain the services of its key personnel, including its executive officers. Although the outcome of the investigations is uncertain, it is possible that any sanctions imposed could include a ban on one or more of the Former Chubb Re Executives Officers from serving as an employee of the Company and could damage their reputation as well as the reputation of the Company. The loss of the services of any of its executive officers, either as a result of the ongoing government investigations or otherwise, and the damage to the reputation of the Company could have a material adverse effect on the Company’s business, management or financial results.

Sched. 1.01 - 2

SCHEDULE 1.02

EXISTING LETTERS OF CREDIT

L/C Number	Beneficiary	Amount	Expiry
3085932	Factory Mutual Insurance Company	$456,112.88	December 31, 2007*
3085933	Federal Insurance Company	$122,859,773.24	December 31, 2007*

*	Subject to automatic extensions for one year from the expiration date thereof or any future expiration date, unless at least 60 days prior to such expiration Bank of America, N.A. notifies Harbor Point Re that such letter of credit will not be renewed for any such additional period.

Sched. 1.02 - 1

SCHEDULE 1.03

BORROWING BASE CALCULATION

Eligible Collateral	Applicable Percentage of Fair Market Value
Cash	100%
Cash Equivalents with Lenders and Affiliates of Lenders	100%
Cash Equivalents with Non-Lenders	90%
Government Securities with maturities of less than two years from the date of determination	95%
Government Securities with maturities of two years or more but not more than 10 years from the date of determination	90%
Government Securities with maturities of more than 10 years from the date of determination	85%
Municipal Securities rated AAA by S&P or Aaa by Moody’s with maturities of five years or less from the date of determination	90%
Agency Securities with maturities of two years or less from the date of determination	95%
Agency Securities with maturities of two years or more but not more than 10 years from the date of determination	90%
Agency Securities with maturities more than 10 years from the date of determination	85%

Sched. 1.03 - 1

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$85,000,000	10.000000000%
Deutsche Bank AG New York Branch	$85,000,000	10.000000000%
ING Bank N.V., London Branch	$80,000,000	9.411764705%
The Bank of New York	$70,000,000	8.235294118%
Citibank, N.A.	$70,000,000	8.235294118%
Credit Suisse, Cayman Island Branch	$70,000,000	8.235294118%
Wachovia Bank, N.A.	$70,000,000	8.235294118%
Calyon New York Branch	$65,000,000	7.647058823%
ABN AMRO Bank N.V.	$65,000,000	7.647058823%
Bayerische Landesbank, New York Branch	$50,000,000	5.882352941%
BNP Paribas	$35,000,000	4.117647059%
Comerica Bank	$35,000,000	4.117647059%
HSBC Bank USA, N.A.	$35,000,000	4.117647059%
Lloyds TSB Bank plc	$35,000,000	4.117647059%

Total	$850,000,000	100.000000000%

Sched. 2.01 - 1

SCHEDULE 5.11

SUBSIDIARIES AND

OTHER EQUITY INVESTMENTS

SUBSIDIARIES; OTHER EQUITY INVESTMENTS

Name of Subsidiary	Insurance Subsidiary	Material Insurance Subsidiary	Material Party	Ownership
Harbor Point Re Limited (Bermuda)	Yes	Yes	Yes	100% owned by Harbor Point Limited

Harbor Point U.S. Holdings, Inc. (Delaware)	No	N/A	Yes	100% owned by Harbor Point Europe Investments Limited

Harbor Point Services Inc. (Delaware)	No	N/A	No	100% owned by Harbor Point U.S. Holdings, Inc.

Harbor Point Europe Investments Limited (Ireland)	No	N/A	No	100% owned by Harbor Point Re Limited

Harbor Point Reinsurance US, Inc. (Connecticut)	Yes	No	No	100% owned by Harbor Point U.S. Holdings, Inc.

Harbor Point Agency Limited (Bermuda)	No	N/A	No	100% owned by Harbor Point Limited

Name of Equity Investment	Ownership
New Point Limited (Bermuda)	20% owned by Harbor Point Limited

Bay Point Holdings Limited (Bermuda)	12% owned by Harbor Point Limited

Sched. 5.11 - 1

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWERS:

Harbor Point Limited
Harbor Point Re Limited
Harbor Point U.S. Holdings, Inc.
Chesney House
96 Pitts Bay Road
Pembroke HM08 Bermuda
Attention:	Andrew Cook
Telephone:	441-294-6755
Facsimile:	441-296-1827
Electronic Mail:	andrew.cook@harborpoint.bm
www.harborpoint.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.
Credit Services West
Building B
2001 Clayton Road
MailCode: CA4-702-02-25
Concord, CA 94520
Attention:	Jennifer Baines
Telephone:	(925) 675-8409
Facsimile:	(888) 969-2294
E-Mail:	jennifer.baines@bankofamerica.com

For U.S. Dollars:

Pay through Bank of America NA, New York, NY

ABA# 026 009 593

Credit A/C# 3750836479

Attn:	Credit Services #5596

Ref.:	Harbor Point

Sched. 11.02 - 1

Account No. (for Canadian): 65042228

Ref: (Harbor Point), Attn: Grand Cayman Unit 1207

Swift Address: BOFACATT

(for other notices to the Administrative Agent):

Bank of America, N.A.

335 Madison Avenue, 4th Floor

New York, NY 10017

Mail Code: NY1-503-04-03

Attention:	Don B. Pinzon
Telephone :	212.503.8326
Facsimile :	212.901.7843
E-Mail:	don.b.pinzon@bankofamerica.com

L/C ADMINISTRATOR AND FRONTING BANK:

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention:	John R. Williams Officer
Telephone:	570.330.4315
Facsimile:	570.330.4187
E-Mail:	john.r.williams@bankofamerica.com

FRONTING BANK:

Deutsche Bank Trust Company Americas

60 Wall Street, 38th Floor

New York, NY 10005

Attention:	Everardus (Joe) Rozing Vice President
Telephone:	(212) 250-1014
Facsimile:	(212) 797-0403
E-Mail:	everardus.rozing@db.com

Sched. 11.02 - 2

LENDERS (for matters other than Credit Extensions):

BANK OF AMERICA, N.A.

231 South LaSalle Street, 10th Floor

Chicago, IL 60604

Attention:	Debra Basler
Telephone:	(312) 828-3734
Facsimile:	(312) 828-3600
E-Mail:	debra.basler@bankofamerica.com

DEUTSCHE BANK AG NEW YORK BRANCH

c/o Deutsche Bank Securities Inc.

60 Wall Street New York, NY 10005

Attention:	Michael Campites
Telephone:	(212) 250-8429
Facsimile:	(212) 797-0270
E-Mail:	michael.campites@db.com

ABN AMRO BANK N.V.

55 East 52nd Street

New York, NY 10055

Attention:	Neil Stein
Telephone:	(212) 409-1489
Facsimile:	(212) 409-6434
E-Mail:	neil.stein@abnamro.com

ABN AMRO BANK N.V.

540 West Madison Street, Suite 2621

Chicago, IL 60661

Attention:	Credit Administration
Facsimile:	(312) 992-5111
E-Mail:	irene.joseph@abnamro.com

BAYERISCHE LANDESBANK, NEW YORK BRANCH

560 Lexington Avenue

New York, NY 10022

Attention:	Steven Fielitz
Telephone:	(212) 310-9938
Facsimile:	(212) 230-9114
E-Mail:	sfielitz@bayernlbny.com

Sched. 11.02 - 3

BNP PARIBAS

787 7th Avenue, 8th Floor

New York, NY 10019

Attention: Nair Raghu

Telephone:	(212) 841-3257
Facsimile:	(212) 841-2533
E-mail:	nair.raghu@americas.bnpparibas.com

CALYON NEW YORK BRANCH

1301 Avenue of the Americas

New York, NY 10019

Attention:	Sebastian Rocco
Telephone:	(212) 261-7360
Facsimile:	(212) 261-3438
E-Mail:	Sebastian.rocco@us.calyon.com

CITIBANK, N.A.

33 CS

London, England

Attention:	Jonathan Pasquill
Telephone:	44 (0) 20-7986-5524
Facsimile:	44 (0) 20-8043-0369
E-Mail:	jonathan.pasquill@citigroup.com

COMERICA BANK

411 W. Lafayette, MC 3331

Detroit, MI 48226

Attention:	Chad Saipetch
Telephone:	(313) 222-3442
Facsimile:	(313) 222-5466
E-Mail:	csaipetch@comerica.com

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

Eleven Madison Avenue

New York, New York 10010

Attention:	Jay Chall
Telephone:	(212) 325-9010
Facsimile:	(212) 325-8320
E-Mail:	jay.chall@credit-suisse.com

Sched. 11.02 - 4

HSBC BANK USA, NATIONAL ASSOCIATION

452 Fifth Avenue, 5th Floor

New York, NY 10018

Attention:	Daniel Serrao
Telephone:	(212) 525-5829
Facsimile:	(212) 525-2570
E-Mail:	Daniel.Serrao@us.hsbc.com

ING BANK N.V., LONDON BRANCH

60 London Wall

London, England

EC2M 5TQ

Attention:	Nick Marchant, Director
Telephone:	44-20-7767-5902
Facsimile:	44-20-7767-7507
E-Mail:	nick.marchant@uk.ing.com

LLOYDS TSB BANK PLC

1251 Avenue of the Americas

39th Floor

New York, NY 10020

Attention:	Jason Eperon
Telephone:	(212) 930-5031
Facsimile:	(212) 930-5098
E-Mail:	jeperon@lloydstsb-usa.com

THE BANK OF NEW YORK

Investment Management and Insurance Division

One Wall Street, 17th Floor

New York, NY 10286

Attention:	Sally Persaud
Telephone:	(212) 635-7392
Facsimile:	(212) 635-6348
E-Mail:	spersaud@bankofny.com

WACHOVIA BANK, NATIONAL ASSOCIATION

1 South Broad Street

Philadelphia, PA 19103

Attention:	Grainne Pergolini
Telephone:	(267) 321-6205
Facsimile:	(267) 321-7101
E-Mail:	grainne.pergolini@wachovia.com

Sched. 11.02 - 5